As filed with the Securities and Exchange Commission on June 29, 2004
Registration No. 333-

Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LENNAR CORPORATION
Co-registrants are listed on the following page.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1520 (Primary Standard Industrial Classification Code Number)	95-4337490 (I.R.S. Employer Identification Number)

700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benjamin P. Butterfield
General Counsel and Secretary
700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David W. Bernstein, Esq.
Kathleen L. Werner, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6131
(212) 878-8000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title Of Each Class Of	Amount To Be	Offering Price Per	Aggregate Offering	Registration
Securities To Be Registered	Registered	Note(1)	Price(1)	Fee(2)
Senior Floating-Rate Notes due 2009, Series B	$300,000,000	100%	$300,000,000	$38,010

(1)	Estimated solely for purposes of calculating the registration fee under the Securities Act of 1933.

(2)	Calculated pursuant to Rule 457(f)(2).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

FORWARD-LOOKING INFORMATION
Prospectus
PROSPECTUS SUMMARY
LENNAR
RECENT DEVELOPMENTS
ISSUANCE OF THE INITIAL NOTES
THE NEW NOTES
THE EXCHANGE OFFER
The New Notes
RISK FACTORS
USE OF PROCEEDS
ABSENCE OF PUBLIC MARKET
SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
BOOK ENTRY, DELIVERY AND FORM
SALES OF NEW NOTES RECEIVED BY BROKER-DEALERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
PART II
Item 20. Indemnification Of Directors And Officers
Item 21. Exhibits And Financial Statement Schedules
Item 22. Undertaking
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
INDENTURE
FORM OF AMENDMENT #1 TO 7TH SUPPLEMENTAL INDENTURE
8TH SUPPLEMENTAL INDENTURE
OPINION OF CLIFFORD CHANCE US LLP
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
CONSENT OF DELOITTE & TOUCHE LLP
FORM OF CONSENT AND LETTER OF TRANSMITTAL
FORM OF NOTICE OF GUARANTEED DELIVERY
FORM OF EXCHANGE AGENT AGREEMENT

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.
AcmeWater Supply & Management Company	Florida	43-1959099
Aquaterra Utilities, Inc.	Florida	59-3674555
Asbury Woods L.L.C.	Illinois	36-4491586
Avalon-Sienna III, L.L.C.	Illinois	36-4369395
B. Andrews & Co., Inc.	Maryland	52-1506110
Barnsboro Associates, LLC	New Jersey	72-1537693
Bayhome USH, Inc.	New Jersey	68-0554763
Bella Oaks L.L.C.	Illinois	36-4391790
Bennetts Village LLC	New Jersey	72-1537695
Bickford Holdings, LLC	Nevada	86-0862875
Boca Greens, Inc.	Florida	59-1707681
Boca Isles South Club, Inc.	Florida	65-0456217
Boggy Creek USH, Inc.	Texas	43-2022862
Bramalea California, Inc.	California	95-3426206
Bramalea California Properties, Inc.	California	98-0087244
Bramalea California Realty, Inc.	California	59-3504214
Brazoria County LP, Inc.	Nevada	91-2058054
Brewer Baseline Investors, LLC	California	71-0926637
Builders Acquisition Corp.	Delaware	65-1138117
Builders LP, Inc.	Delaware	43-1981685
Cambria L.L.C.	Illinois	36-4343919
Cantera Village L.L.C.	Illinois	36-4045136
Cary Woods L.L.C.	Illinois	36-4511011
Claremont Ridge L.L.C.	Illinois	36-4491588
Claridge Estates L.L.C.	Illinois	36-4511104
Clodine-Bellaire LP, Inc.	Nevada	91-1937380
Club Pembroke Isles, Inc.	Florida	65-0567595
Club Tampa Palms, Inc.	Florida	65-1061700
Colonial Heritage LLC	Virginia	20-0646289
Concord at Meadowbrook L.L.C.	Illinois	36-0026164
Concord at Pheasant Run Trails L.L.C.	Illinois	30-0023454
Concord at Ravenna L.L.C.	Illinois	41-2088272
Concord at Zurich Village L.L.C.	Illinois	36-4492814
Concord City Centre L.L.C.	Illinois	36-4303767
Concord Hills, Inc.	Illinois	36-3851896
Concord Hills Limited Partnership	Illinois	36-3851920
Concord Homes, Inc.	Illinois	48-1259541
Concord Lake, Inc.	Illinois	36-3885795
Concord Lake Limited Partnership	Illinois	36-3885794
Concord Mills Estates L.L.C.	Illinois	36-4303710
Concord Mills Limited Partnership	Illinois	36-3983636
Concord Oaks, Inc.	Illinois	36-3909432
Concord Oaks Limited Partnership	Illinois	36-3913675
Concord Park, Inc.	Illinois	36-3973265
Concord Park Limited Partnership	Illinois	36-3899290
Concord Pointe, Inc.	Illinois	36-3897253
Concord Pointe Limited Partnership	Illinois	36-3899290

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.
Coto de Caza, Ltd.	California	33-0738531
Country Club Development at the Fort, LLC	California	74-0574053
Coventry L.L.C.	Illinois	36-4511106
DCA Homes NJ Realty, Inc.	New Jersey	22-2242815
DCA of Lake Worth, Inc.	Florida	59-1863953
DCA of New Jersey, Inc.	New Jersey	22-2285266
E.M.J.V. Corp.	Florida	59-3411844
Enclave Land, L.L.C.	Illinois	02-0569313
ERMLOE, LLC	Florida	61-1426128
F.P. Construction Corp.	Delaware	23-2991585
Fidelity Guaranty and Acceptance Corporation	Delaware	76-0168225
Fortress Holding – Virginia, LLC	Delaware	54-1996535
Fortress Illinois, LLC	Delaware	20-1178246
Fortress Management, Inc.	Texas	74-3004651
Fortress Missouri, LLC	Delaware	43-1902931
Fortress Mortgage, Inc.	Delaware	54-1830770
Fortress Pennsylvania, LLC	Delaware	58-2348576
Fortress Pennsylvania Realty, Inc.	Delaware	23-2991518
Fortress-Florida, Inc.	Delaware	54-1837545
Fox-Maple Associates, LLC	New Jersey	43-1997377
Foxwood L.L.C.	Illinois	36-4511105
Gateway Commons, L.L.C.	Maryland	68-0515247
Genesee Communities I, Inc.	Colorado	84-1317557
Genesee Communities II, LLC	Colorado	84-1567457
Genesee Communities III, Inc.	Colorado	84-1361682
Genesee Communities IV, LLC	Colorado	84-1567305
Genesee Communities V, LLC	Colorado	84-1567306
Genesee Communities VI, LLC	Colorado	84-1567307
Genesee Communities VII, LLC	Colorado	84-1567308
Genesee Communities VIII, LLC	Colorado	84-1567309
Genesee Communities IX, LLC	Colorado	80-0014048
Genesee Venture, LLC	Colorado	84-1567456
Glenview Reserve, LLC	Illinois	36-4415694
Grand Isle Club, Inc.	Florida	46-0482148
Greenfield/Waterbury L.L.C.	Illinois	36-4099504
Greystone Construction, Inc.	Arizona	86-0864245
Greystone Homes, Inc.	Delaware	93-1070009
Greystone Homes of Nevada, Inc.	Delaware	88-0412604
Greystone Nevada, LLC	Delaware	88-0412611
Hallston Burbank LLC	Delaware	33-0843511
Harris County LP, Inc.	Nevada	91-1890279
Haverton L.L.C.	Illinois	36-0057181
Heathcote Commons LLC	Virginia	20-1178932
Heritage Harbour Realty, Inc.	Florida	75-3080965
Heritage Housing Group, Inc.	Maryland	52-1783710
Heritage USH, Inc.	Florida	72-1551056
Home Buyer’s Advantage Realty, Inc.	Texas	76-0573246
Homecraft Corporation	Texas	76-0334090
Imperial Homes Corporation	Florida	76-0334117
Impressions L.L.C.	Illinois	36-4249224
Inactive Corporations, Inc.	Florida	59-1275889

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.
Kings Lake TH, LLC	Florida	54-2096335
Kings Ridge Golf Corporation	Florida	65-0718382
Kings Ridge Recreation Corporation	Florida	65-0718384
Kings Wood Development Corporation	Florida	65-0766576
Landmark Homes, Inc.	North Carolina	56-2009874
Laureate Homes of Arizona, Inc.	Arizona	76-0671037
Legacy Homes, Inc.	North Carolina	56-1588510
Legends Club, Inc.	Florida	48-1259544
Legends Golf Club, Inc.	Florida	59-3691814
LENH I, LLC	Florida	56-2349820
Lennar Acquisition Corp. II	California	33-0812777
Lennar Americanos Douglas, LLC	California	76-0725087
Lennar Associates Management, LLC	Delaware	52-2257293
Lennar Associates Management Holding Company	Florida	31-1806357
Lennar Aviation, Inc.	Delaware	02-0543705
Lennar Carolina, Inc.	Delaware	87-0713832
Lennar Central Park, LLC	Delaware	20-1087322
Lennar Central Region Sweep, Inc.	Nevada	65-1111068
Lennar Chicago, Inc.	Illinois	36-3971759
Lennar Communities, Inc.	California	33-0855007
Lennar Communities Development, Inc.	Delaware	86-0262130
Lennar Communities of Florida, Inc.	Florida	02-0543694
Lennar Communities of South Florida, Inc.	Florida	02-0543702
Lennar Construction, Inc.	Arizona	86-0972186
Lennar Coto Holdings, L.L.C.	California	33-0787906
Lennar Developers, Inc.	Florida	48-1259540
Lennar Developers, Inc. II	Florida	03-0501883
Lennar Developers, Inc. III	Florida	03-0501885
Lennar Family of Builders GP, Inc.	Delaware	43-1981691
Lennar Family of Builders Limited Partnership	Delaware	43-1981697
Lennar Financial Services, LLC	Florida	65-0774024
Lennar Fresno, Inc.	California	33-1008718
Lennar Homes, Inc.	Florida	59-0711505
Lennar Homes Holding Corp.	Delaware	16-1641233
Lennar Homes of Arizona, Inc.	Arizona	65-0163412
Lennar Homes of California, Inc.	California	93-1223261
Lennar Homes of Texas Land and Construction, Ltd.	Texas	75-2792018
Lennar Homes of Texas Sales and Marketing, Ltd.	Texas	75-2792019
Lennar Houston Land, LLC	Texas	71-0893559
Lennar La Paz, Inc.	California	33-0812776
Lennar La Paz Limited, Inc.	California	33-0812775
Lennar Land Partners Sub, Inc.	Delaware	65-0776454
Lennar Land Partners Sub II, Inc.	Nevada	88-0429001
Lennar Military Housing, Inc.	Delaware	05-0566325
Lennar Nevada, Inc.	Nevada	88-0401445
Lennar Northland I, Inc.	California	33-0805080
Lennar Northland II, Inc.	California	33-0821001
Lennar Northland III, Inc.	California	33-0821002
Lennar Northland IV, Inc.	California	33-0821003
Lennar Northland V, Inc.	California	33-0836779

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.
Lennar Northland VI, Inc.	California	33-0836810
Lennar Northpointe North, LLC	California	20-1179019
Lennar Pacific, Inc.	Delaware	88-0412608
Lennar Pacific, L.P.	Delaware	88-0412610
Lennar Pacific Properties, Inc.	Delaware	88-0412607
Lennar Pacific Properties Management, Inc.	Delaware	30-0139878
Lennar Realty, Inc.	Florida	59-0866794
Lennar Renaissance, Inc.	California	33-0726195
Lennar Reno, LLC	Nevada	22-3895412
Lennar Sacramento, Inc.	California	33-0794993
Lennar Sales Corp.	California	95-4716082
Lennar San Jose Holdings, Inc.	California	65-0645170
Lennar Southland I, Inc.	California	33-0801714
Lennar Southland II, Inc.	California	33-0836784
Lennar Southland III, Inc.	California	33-0836786
Lennar Southwest Holding Corp.	Nevada	91-1933536
Lennar Sun Ridge, LLC	California	94-3392987
Lennar Texas Holding Company	Texas	75-2788257
Lennar Trading Company, LP	Texas	72-1574089
Lennar.Com, Inc.	Florida	65-0980149
Lennar-Kings Lake, Inc.	Florida	54-2096420
Lennar-Lantana Boatyard, Inc.	Florida	56-2321100
Lennarstone Marketing Group, LLC	Arizona	86-0998754
LFS Holding Company, LLC	Delaware	65-1105931
LH Eastwind, LLC	Florida	20-0097714
LHI Renaissance, LLC	Florida	02-0680656
LN, L.L.C.	Florida	22-3871208
Long Point Development Corporation	Texas	76-0587917
Lorton Station, LLC	Virginia	76-0694499
Lucerne Merged Condominiums, Inc.	Florida	65-0576452
Lundgren Bros. Construction, Inc.	Minnesota	41-0970679
M.A.P. Builders, Inc.	Florida	59-1908120
Madrona Village L.L.C.	Illinois	36-4343916
Marble Mountain Partners, LLC	California	41-2076340
Marlborough Development Corporation	California	95-6072804
Mid-County Utilities, Inc.	Maryland	76-0610395
Midland Housing Industries Corp.	California	95-2775081
Midland Investment Corporation	California	95-2842301
Mission Viejo 12S Venture, LP	California	33-0615197
Mission Viejo Holdings, Inc.	California	33-0785862
Moffett Meadows Partners, LLC	Delaware	56-2320229
New Home Brokerage, Inc.	Florida	76-0683361
North County Land Company, LLC	California	65-1130656
Northbridge L.L.C.	Illinois	36-4511102
Northern Land Company, LLC	Colorado	20-1179078
Northgate Highlands Development II, LLC	Colorado	76-0698064
NuHome Designs, L.L.C.	Texas	76-0569460
Oceanpointe Development Corporation	Florida	76-0264460
Orrin Thompson Construction Company	Minnesota	76-0334101
Orrin Thompson Homes Corp.	Minnesota	76-0334105
Paparone Construction Co.	New Jersey	76-0334106

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.
Parc Chestnut L.L.C.	Illinois	36-4440993
Parkside Estates L.L.C.	Illinois	36-4280079
Patriot Homes, Inc.	Maryland	52-1720993
Patriot Homes of Virginia, Inc.	Virginia	52-2200965
Placer Vineyards, LLC	California	71-0926641
Polygon La Paz Associates	Washington	91-1640455
Providence Glen L.L.C.	Illinois	36-4319757
Rancho Summit, LLC	California	33-0787817
Rivenhome Corporation	Florida	76-0569346
Riviera Land Corp.	Florida	59-1281470
RRKTG Lumber, LLC	Delaware	43-1902931
Rutenberg Homes, Inc. (FL)	Florida	76-0340291
Rutenberg Homes of Texas, Inc.	Texas	76-0215995
S. Florida Construction, LLC	Florida	71-0949799
S. Florida Construction II, LLC	Florida	72-1567303
S. Florida Construction III, LLC	Florida	72-1567302
Savell Gulley Development Corporation	Texas	76-0564056
SEA Joint Venture, LLC	Colorado	76-0675477
SFHR Management, L.L.C.	Illinois	36-4461074
Silver Lakes-Gateway Clubhouse, Inc.	Florida	65-0628738
Sonoma L.L.C.	Illinois	36-4443842
South Park Development, LLC	Delaware	91-2057895
Spanish Springs Development, LLC	Nevada	76-0672277
Stoney Corporation	Florida	59-3374931
Stoneybrook Golf Club, Inc.	Florida	76-0669064
Strategic Cable Technologies, L.P.	Texas	20-1179138
Strategic Holdings, Inc.	Nevada	91-1770357
Strategic Technologies, Inc.	Florida	65-0523605
Strategic Technologies Communications of California, Inc.	California	95-4149805
Summerway Investment Corp.	Florida	76-0589471
Summerwood, L.L.C.	Maryland	27-0045425
Summit Acquisition Corp.	Delaware	14-1842265
Summit Enclave, L.L.C.	Illinois	30-0070526
Summit Glen, L.L.C.	Illinois	36-4359627
Summit Land, L.L.C.	Illinois	36-4357327
Summit Ridge 23, L.L.C.	Illinois	30-0036763
Summit Townes, L.L.C.	Illinois	36-4334330
Summit-Meadowbrook, L.L.C.	Illinois	36-4196022
Summit-Reserve, L.L.C.	Illinois	36-4168228
Sunstar Enterprises, LLC	Delaware	20-1179187
The Club at Stoneybrook, Inc.	Florida	65-1061241
The Courts of Indian Creek L.L.C.	Illinois	36-4415696
The Fortress Group, Inc.	Delaware	54-1774997
The Grande By Lennar Builders, Inc.	Florida	81-0560954
The Sexton L.L.C.	Illinois	36-4100579
Tustin Villas Partners, LLC	Delaware	41-2076342
Tustin Vistas Partners, LLC	Delaware	32-0054237
U.S. Home Associates Management, Inc.	Delaware	43-1981702
U.S. Home Corporation	Delaware	52-2227619
U.S. Home of Arizona Construction Co.	Arizona	74-2402824
U.S. Home of West Virginia, Inc.	West Virginia	01-0656197

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.
U.S. Home Realty, Inc. (TX)	Texas	76-0136964
U.S. Home Realty Corporation	Florida	76-0327612
U.S. Home Southwest Holding Corp.	Nevada	76-0680795
U.S.H. Corporation of New York	New York	22-1995835
U.S.H. Los Prados, Inc.	Nevada	88-0232393
U.S.H. Realty, Inc.	Maryland	74-2765031
University Community Partners, LLC	Delaware	45-0512619
USH Acquisition Corp.	Delaware	76-0604353
USH Bickford, LLC	California	76-0654167
USH Equity Corporation	Nevada	76-0450341
USH Heritage Pom, L.L.C.	Arizona	76-0686598
USH Millennium Ventures Corp.	Florida	76-0546603
USH (West Lake), Inc.	New Jersey	22-3471278
USH Woodbridge, Inc.	Texas	76-0561576
USHHH, Inc.	Florida	76-0641307
Villages of Rio Pinar Club, Inc.	Florida	48-1259543
West Adams Street L.L.C.	Illinois	36-4210710
West Chocolate Bayou Development Corp.	Texas	76-0648748
Westbrook Homes, LLC	Delaware	20-1179223
Westchase, Inc.	Nevada	91-1954138
Westchase, Ltd.	Texas	91-1954138
Weststone Corporation	Florida	74-2944437

FORWARD-LOOKING INFORMATION

     Some of the statements contained in this prospectus supplement are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “guidance,” “goal,” “visibility,” or words or phrases of similar meaning in connection with discussion of anticipated or targeted future operating or financial performance. Factors which may affect our results include, but are not limited to, changes in general economic conditions, the market and prices for homes generally and in areas where we have developments, the availability and cost of land suitable for residential development, prices of materials, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting our operations. Our reports filed with the Securities and Exchange Commission and the section of this prospectus supplement captioned “Risk Factors,” which begins on page 12, contain further discussions of these and other risks and uncertainties applicable to our business.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, THAT INFORMATION OR THOSE REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.

Prospectus

Offer to Exchange fully guaranteed Senior Floating-Rate Notes due 2009, Series B for any and all outstanding partially guaranteed Senior Floating-Rate Notes due 2009
($300,000,000 principal amount outstanding at maturity)
and
Solicitation of Consents to Amendment of the Related Indenture
of
Lennar Corporation

The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on
________________, 2004 (unless we extend the exchange offer). However, we expect that there will be a subsequent offering period that will expire on September 22, 2004

     We are offering to exchange our fully guaranteed Senior Floating-Rate Notes due 2009, Series B (“New Notes”) for the identical principal amount of our partially guaranteed Senior Floating-Rate Notes due 2009 (“Initial Notes”). By “fully guaranteed” we mean guaranteed by all of our wholly owned subsidiaries, other than finance company subsidiaries and foreign subsidiaries. By “partially guaranteed” we mean guaranteed by all of our wholly owned subsidiaries, other than finance company subsidiaries and foreign subsidiaries, formed or acquired on or before October 9, 2001. The aggregate principal amount at maturity of the Initial Notes, and therefore the principal amount at maturity of New Notes which would be issued if all the Initial Notes were exchanged, is $300,000,000.

     The Prospectus Supplements by which the Initial Notes were offered stated that substantially all of our subsidiaries, other than finance company subsidiaries, would guarantee the Initial Notes. But it went on to state: “However, our current subsidiaries formed or acquired after October 9, 2001 will not become guarantors unless and until their guarantees are registered under the Securities Act of 1933, as amended.” In addition, Section 4.03 of the Seventh Supplemental Indenture dated March 19, 2004, to the indenture dated December 31, 1997, between Lennar and J.P. Morgan Trust Company, N.A.(as successor to First National Bank of Chicago, N.A.), as trustee, under which the Initial Notes were issued, required that by March 31, 2004, we file a registration statement in order to register guarantees of Initial Notes by our subsidiaries that were formed or acquired after October 9, 2001 who were not guarantors, other than our finance company subsidiaries and any foreign subsidiaries, and that we use our best efforts to (i) cause that registration statement to become effective as promptly as practicable but in any event by June 2, 2004, and (ii) take any other necessary actions in order to deliver the guarantees registered under that registration statement by June 2, 2004.

     As is discussed beginning on page [ ], concerns have arisen that Section 4.03 of the Seventh Supplemental Indenture may have required separate registration under the Securities Act of 1933 and that the financial information about the guarantor subsidiaries incorporated by reference from our reports under the Securities Exchange Act of 1934, as amended, may not have fulfilled the Securities and Exchange Commission’s (“SEC”) financial statement requirements with regard to the Initial Notes and may have created an incorrect implication about the subsidiaries that guaranteed the Initial Notes when they were issued. Therefore, instead of attempting to register the guarantees of the additional subsidiaries, we are offering to exchange New Notes guaranteed by all our wholly owned subsidiaries (other than our finance company subsidiaries and our foreign subsidiaries), including the subsidiaries that were formed or acquired after October 9, 2001, in exchange for the Initial Notes that were issued without the guarantees of those additional subsidiaries. The New Notes will have the same guarantees as the Initial Notes would have had if we had filed the registration statement as contemplated by Section 4.03 of the Seventh Supplemental Indenture and it had become effective, and they will be identical in all other ways with what the Initial Notes would have been.

     Because we are offering to exchange New Notes for Initial Notes, instead of using the procedure contemplated by Section 4.03 of the Seventh Supplemental Indenture, we believe it is appropriate, and it may be necessary, to amend Section 4.03. Therefore we are soliciting consents from registered holders of the Initial Notes to effectuate an amendment. Also, because we did not file the registration statement when contemplated by the original Section 4.03. we are soliciting waivers of the default resulting from our failure to do that.

     Prior to the exchange offer, there has been no public market for the New Notes. We do not currently intend to list the New Notes on a securities exchange or seek approval for quotation of the New Notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the New Notes will develop. See “Risk Factors,” which begin on page 12, for a discussion of certain factors that should be considered in evaluating the exchange offer.

     The exchange agent for the exchange offer is J.P. Morgan Trust Company, N.A.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ____________, 2004.

ii

PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes to them, appearing elsewhere, or incorporated by reference, in this prospectus.

LENNAR

     We are one of the nation’s largest homebuilders and a provider of financial services. Our homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through our unconsolidated partnerships. Our financial services subsidiaries provide mortgage financing, title insurance, closing services and insurance agency services for both buyers of our homes and others, and sell the loans they originate in the secondary mortgage market. These subsidiaries also provide high-speed Internet access, cable television and alarm installation and monitoring services to residents of communities we develop and others.

     The following is a summary of our growth history:

1954 —	Founded as a Miami homebuilder.

1969 —	Began developing, owning and managing commercial and multi-family residential real estate.

1971 —	Completed initial public offering.

1972 —	Entered the Arizona homebuilding market.

1986 —	Acquired Development Corporation of America in Florida.

1991 —	Entered the Texas homebuilding market.

1992 —	Materially expanded our commercial operations by acquiring, through a joint venture, an AmeriFirst portfolio of loans, mortgages and properties from the Resolution Trust Corporation.

1995 —	Entered the California homebuilding market through the acquisition of Bramalea California, Inc.

1996 —	Expanded in California through our acquisition of Renaissance Homes, Inc., significantly expanded our operations in Texas with the acquisition of the assets and operations of both Houston-based Village Builders and Friendswood Development Company and acquired Regency Title in Texas.

1997 —	Completed spin-off of our commercial real estate investment business to LNR Property Corporation. We continued our expansion in California through homesite acquisitions and unconsolidated partnership investments. We also acquired Pacific Greystone Corporation, which further expanded our operations in California and Arizona and brought us into the Nevada homebuilding market.

1998 —	Acquired the properties of two California homebuilders, ColRich Communities and Polygon Communities, acquired a Northern California homebuilder, Winncrest Homes, and acquired North American Title with operations in Arizona, California and Colorado.

1999 —	Acquired Eagle Home Mortgage with operations in Nevada, Oregon and Washington and with operations in Arizona, California and Colorado Southwest Land Title in Texas.

2000 —	Acquired U.S. Home Corporation, which expanded our operations into New Jersey, Maryland/ Virginia, Minnesota, Ohio and Colorado and strengthened our position in other states, and expanded our title operations in Texas through the acquisition of Texas Professional Title.

2002 —	Acquired Patriot Homes, Sunstar Communities, Don Galloway Homes, Genesee Company, Barry Andrews Homes, Cambridge Homes, Pacific Century Homes, Concord Homes and Summit Homes, which expanded our operations into the Carolinas and the Chicago, Baltimore and Central Valley, California homebuilding markets and strengthened our position in several of our established markets. We also acquired Sentinel Title with operations in Maryland and Washington, D.C.

2003 —	Acquired Seppala Homes and Coleman Homes which expanded our operations in South Carolina and California. We also acquired Mid America Title in Illinois.

2004 —	Acquired The Newhall Land and Farming Company through an entity of which we and LNR Property Corporation each owns 50%. We also expanded into San Antonio, Texas through the acquisition of substantially all the real estate assets of Connell-Barron Homes and entered Jacksonville, Florida through the acquisition of substantially all of the real estate assets of Classic American Homes.

     Our revenues from homebuilding operations increased to $8.3 billion in fiscal 2003 from $2.8 billion in fiscal 1999, which represents a compound annual growth rate of 31%. Over the same period, our net earnings grew to $751 million from $173 million, a compound annual growth rate of 44%. We delivered 32,180 homes in fiscal 2003 compared with 27,393 homes in fiscal 2002 and 12,606 homes in fiscal 1999.

RECENT DEVELOPMENTS

     In January 2004, a company of which we own 50% (LNR Property Corporation owns the other 50%) acquired The Newhall Land and Farming Company for approximately $1 billion. The purchase price was paid with (1) approximately $200 million we contributed to the jointly-owned company, (2) approximately $200 million contributed by LNR to the jointly-owned company, (3) $400 million borrowed by the jointly-owned company under $600 million of bank financing and (4) approximately $217 million from the proceeds of a sale by the jointly-owned company of income-producing properties to LNR. Newhall owns approximately 48,000 acres in California, including approximately 34,000 acres in north Los Angeles County that includes two master planned communities. In connection with the acquisition, we agreed to purchase 687 homesites, and received options to purchase an additional 623 homesites, from Newhall.

     We received 11,465 new home orders in the quarter ended May 31, 2004, which was 17% more than the 9,798 new home orders we received in the same period last year. At May 31, 2004, the dollar value of our backlog of homes under contract totaled $5.9 billion (19,417 homes), compared with $4.2 billion (15,605 homes) at May 31, 2003.

     In March 2004, we entered the San Antonio, Texas market by acquiring substantially all of the real estate assets of Connell-Barron Homes.

     In June 2004, we entered the Jacksonville, Florida market by acquiring substantially all of the real estate assets of Classic American Homes.

     We are always looking at the possibility of acquiring homebuilders and other companies. We currently are engaged in discussions regarding possible transactions. However, we have no agreements or understandings regarding any transactions, and it is possible we will not enter into any significant transactions in the near future.

     When we refer to “the Notes” in this prospectus, we refer to both the Initial Notes and the New Notes, unless it is clear from what we are saying that the term refers only to a particular series of Notes.

ISSUANCE OF THE INITIAL NOTES

     On March 19, 2004, we sold $250 million principal amount at maturity of Senior Floating-Rate Notes due 2009 (“Initial Notes”) to Banc of America Securities LLC, Deutsche Bank Securities Inc., Banc One Capital Markets, Inc., Comerica Securities, Credit Lyonnais Securities (USA) Inc., SunTrust Capital Markets, Inc. and Wachovia Securities, Inc., as Underwriters, pursuant to an Underwriting Agreement, dated March 12, 2004, between the Underwriters and us.

     On April 8, 2004, we sold an additional $50 million principal amount at maturity of Initial Notes to Banc of America Securities LLC, as Underwriter, pursuant to an Underwriting Agreement dated April 8, 2004 between the Underwriter and us.

     We issued the Initial Notes under an indenture dated as of December 31, 1997, between Lennar and J.P. Morgan Trust Company, N.A. (as successor to First National Bank of Chicago, N.A.), as trustee, as supplemented by a Seventh Supplemental Indenture dated March 19, 2004 (the “Seventh Supplemental Indenture”). The Initial Notes were guaranteed by substantially all of our subsidiaries, except our finance company subsidiaries and our foreign subsidiaries, and except our subsidiaries that were formed or acquired after October 9, 2001. We said the Initial Notes would not be guaranteed by the subsidiaries formed or acquired after October 9, 2001, unless and until their guarantees were registered under the Securities Act of 1933. For reasons discussed under “Purpose of the Exchange Offer and Consent Solicitation” beginning on page 17, we decided that, instead of attempting to register the guarantees of the additional subsidiaries, we would register the New Notes, which have the same terms and provisions as the Initial Notes and are guaranteed by all our subsidiaries that would have guaranteed the Initial Notes if the guarantees of the additional subsidiaries had been registered, and we would offer to exchange the New Notes for the Initial Notes.

THE NEW NOTES

     We are issuing the New Notes under the Eighth Supplemental Indenture to the indenture dated as of December 31, 1997 between Lennar and J.P. Morgan Trust Company, N.A. (the “Eighth Supplemental Indenture”). The form and terms of the New Notes will be identical in all material respects with the form and terms of the Initial Notes, except that all of our wholly owned subsidiaries (other than our finance company subsidiaries and foreign subsidiaries), including the subsidiaries that were formed or acquired after October 9, 2001, will guarantee the New Notes. The guarantees, and circumstances under which they will terminate, are discussed under the caption “The New Notes – Guarantees” on page 10.

     We will receive no proceeds from the exchange of New Notes for the Initial Notes pursuant to the exchange offer.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange our fully guaranteed Senior Floating-Rate Notes due 2009, Series B for identical principal amounts of our partially guaranteed Senior Floating-Rate Notes due 2009. By “fully guaranteed” we mean guaranteed by all of our wholly owned subsidiaries, other than finance company subsidiaries and foreign subsidiaries. By “partially guaranteed” we mean guaranteed by all of our wholly owned subsidiaries, other than finance company subsidiaries and foreign subsidiaries, formed or acquired on or before October 9, 2001. The guarantees are discussed under “Description of the New Notes—The Guarantees” beginning on page 10. At the date of this prospectus, $300 million principal amount at maturity of Initial Notes are outstanding.

The exchange offer will be deemed consummated when we deliver to the exchange agent New Notes in the same aggregate principal amount as the aggregate principal amount of Initial Notes that are validly tendered in response to the exchange offer before the initial expiration time. See “The Exchange Offer—Terms of the Exchange Offer.” However, we expect to continue the exchange offer for a subsequent offering period after the initial expiration time.

Solicitation of Consents	In conjunction with the exchange offer, we are soliciting consents from registered holders of Initial Notes to a proposed amendment of the Seventh Supplemental Indenture. The proposed amendment will

	•	eliminate the current Section 4.03, which requires us to register guarantees of the Notes by each of our existing subsidiaries formed or acquired after October 9, 2001 which was not a guarantor of the Notes, other than our finance company subsidiaries and any foreign subsidiaries, and to use our best efforts to (1) cause that registration statement to become effective not later than June 2, 2004, and (2) take any other actions that are necessary in order to deliver the guarantees registered under that registration statement by June 2, 2004;

	•	replace the current Section 4.03 with a new Section 4.03 that:

		1.	requires us to continue the exchange offer (including during a subsequent offering period) at least until September 22, 2004,

		2.	entitles holders of Initial Notes to exchange them for New Notes during any period when all the guarantees of the New Notes are registered under the Securities Act of 1933, and

		3.	requires that, while any Initial Notes continue to be outstanding, not later than 10 days after we file a Report on Form 10-Q or on Form 10-K relating to a fiscal quarter or a fiscal year, we must file a registration statement relating to the issuance of New Notes guaranteed by all our wholly owned subsidiaries, other than our finance company subsidiaries or foreign subsidiaries, and other than subsidiaries that are not guarantors of at least $75 million of Lennar debt (or of other subsidiaries’ guarantees of Lennar debt) and we must use our best efforts to cause that registration statement to become effective as promptly as practicable; and

	•	waive any default because the registration statement required by the current Section 4.03 was not filed by

March 31, 2004;

Holders who tender Initial Notes in response to the exchange offer will automatically consent to the proposed amendment, including the waiver of the default because we did not file a registration statement by March 31, 2004, as required by Section 4.03 of the Seventh Supplemental Indenture.

Expiration of Exchange Offer	5:00 p.m., New York time, on ______________, 2004, unless the exchange offer is extended (the day on which the exchange offer expires, without taking account of any subsequent offering period, being the expiration date). See “The Exchange Offer—Expiration Date; Extension; Termination.”

Subsequent Offering Period	We expect to continue the exchange offer after the initial expiration date for a subsequent offering period ending on September 22, 2004, unless all the Initial Notes are tendered for exchange on or before the expiration date.

Conditions of the Exchange Offer	The exchange offer is not conditioned upon any minimum principal amount of Initial Notes being tendered for exchange.

Accrued Interest on the Initial Notes	Interest on Initial Notes which are exchanged will cease to accrue on the last interest payment date prior to the day on which New Notes are issued in exchange for them. However, New Notes issued in exchange for Initial Notes will bear interest from the last interest payment date prior to the day on which they are issued in exchange for the Initial Notes (i.e., the day on which interest ceases to accrue on the Initial Notes). See “Description of the New Notes.”

Interest on the New Notes	Interest on the New Notes will be reset on each interest payment date, beginning September 19, 2004, based on the 3 Month LIBOR Rate plus 0.75% per year.

Procedures for Tendering Initial Notes	A holder of Initial Notes who wishes to accept the exchange offer must complete, sign and date a consent and letter of transmittal, or a facsimile of one, in accordance with the instructions contained under “The Exchange Offer—Procedures for Tendering Notes and Delivering Consents” and in the consent and letter of transmittal, and deliver the consent and letter of transmittal, or facsimile, together with the Initial Notes and any other required documentation to the exchange agent at the address set forth in “The Exchange Offer—Exchange Agent.” Initial Notes must be delivered by confirmation of book-entry delivery of the Initial Notes to the exchange agent’s account at The Depository Trust Company (“DTC”). Each broker or dealer that receives New Notes for its own account in exchange for Initial Notes which were acquired by the broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See “The Exchange Offer—Procedures for Tendering Notes and Delivering Consents” and “Sales of New Notes Received by Broker-Dealers.”

Guaranteed Delivery Procedures	Holders of Initial Notes who wish to tender their Initial Notes but who cannot deliver their Initial Notes or any other documents required by the consent and letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their Initial Notes according to the guaranteed delivery procedures described in the consent and letter of transmittal. See “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Initial Notes and Delivery of New Notes	Upon satisfaction or waiver of all conditions to the exchange offer, we will accept any and all Initial Notes that are properly tendered in response to the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The New Notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the Initial Notes. See “The Exchange Offer—Procedures for Tendering Notes and Delivering Consents.”

Withdrawal Rights	Tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. Withdrawal of tendered Initial Notes will automatically revoke the related consents. Holders may not revoke their consents without withdrawing the Initial Notes to which the consents relate. See “The Exchange Offer—Withdrawal of Tenders and Consents.”

The Exchange Agent	J.P. Morgan Trust Company, N.A. is the exchange agent. The address and telephone number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent.”

Fees and Expenses	We will bear all expenses incident to our consummation of the exchange offer and compliance with the registration rights agreement. We will also pay any transfer taxes which are applicable to the exchange offer (but not transfer taxes due to transfers of Initial Notes or New Notes by the holder). See “The Exchange Offer—Fees and Expenses.”

The New Notes

     The exchange offer applies to the issuance of up to $300 million aggregate principal amount of New Notes in exchange for Initial Notes. While we issued the Initial Notes under the Seventh Supplemental Indenture, the New Notes are being issued under an Eighth Supplemental Indenture. However, the New Notes will evidence the same debt as the Initial Notes and the form and terms of the New Notes will be identical in all material respects with the form and terms of the Initial Notes, except that all of our wholly owned subsidiaries (other than our finance company subsidiaries and foreign subsidiaries), including the subsidiaries that were formed or acquired after October 9, 2001, will guarantee the New Notes. See “Description of the New Notes.”

Securities Offered	$300,000,000 aggregate principal amount of Senior Floating-Rate Notes due 2009, Series B which will be guaranteed when they are issued by all of our wholly owned subsidiaries, other than our finance company subsidiaries or foreign subsidiaries.

Maturity Date	March 19, 2009.

Interest Payment Dates	Payable quarterly on March 19, June 19, September 19 and December 19 of each year, beginning June 19, 2004 based on the 3 Month LIBOR Rate plus 0.75% per year.

Sinking Fund	None.

Ranking	The Notes are our senior, unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes are effectively subordinated to the obligations of our subsidiaries who are not guarantors and to our obligations that are secured to the extent of the security. As of February 29, 2004, we had $0.7 billion of secured indebtedness outstanding, including $295 million of borrowings that were repaid primarily with the proceeds of the March 2004 offering of $250,000,000 aggregate principal amount of Notes.

Guarantees	All of our wholly owned subsidiaries, other than our finance company subsidiaries and foreign subsidiaries), including the subsidiaries that were formed or acquired after October 9, 2001, will guarantee the Notes. However, a subsidiary will cease to guarantee the Notes if it is guaranteeing less than $75 million of Lennar debt (or of other subsidiaries’ guarantees of Lennar debt).

Redemption at our Option	We may redeem any or all of the Notes at any time and from time to time on or after March 19, 2006 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Certain Indenture Provisions	The indenture governing the Notes contains covenants limiting our and some of our subsidiaries’ ability to create liens securing indebtedness or enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications. See “Description of the New

Notes — Certain Covenants.”

Use of Proceeds	We will receive no proceeds from the exchange of New Notes for the Initial Notes pursuant to the exchange offer.

Risk Factors	Investing in the Notes involves risks. See “Risk Factors,” beginning on page 12, for a description of risks you should particularly consider before investing in the Notes.

RISK FACTORS

     Investors considering an investment in the Notes should give particular consideration to the matters described in our Annual Report on Form 10-K for the fiscal year ended November 30, 2003 under the heading “Particular Factors Which Could Affect Us,” and to the following factors:

Because the Notes are structurally subordinated to the obligations of our subsidiaries that are not guarantors, you may not be fully repaid if we become insolvent.

     Substantially all of our operating assets are held by our subsidiaries. Holders of any preferred stock of any of our subsidiaries that are not guarantors and creditors of any of those subsidiaries, including trade creditors, have and will have access to the assets of those subsidiaries that are prior to those of the Noteholders. As a result, the Notes are structurally subordinated to the debts, preferred stock and other obligations of those subsidiaries.

There is no public market for the Notes, so you may be unable to sell the Notes.

     The Notes are new securities for which there is currently no market. Consequently, the Notes may be relatively illiquid, and you may be unable to sell your Notes. We do not intend to apply for listing of the Notes on any securities exchange or for the inclusion of the Notes in any automated quotation system.

Our senior secured credit facilities may prohibit us from redeeming the Notes.

     Our senior secured credit facilities may not permit us or our subsidiaries to make payments on any outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, our senior secured credit facilities could prohibit us from making any payment on the Notes in the event that the Notes are redeemed. Any failure to pay the redemption price on the Notes would result in an event of default under the indenture governing the Notes, which in turn is likely to be a default under the senior secured credit facilities and other outstanding and future indebtedness. Therefore, we are unlikely to call the Notes for redemption at a time when we are not permitted to pay the redemption price.

Fraudulent conveyance considerations.

     Under fraudulent conveyance laws, the guarantees by our subsidiaries might be subordinated to existing or future indebtedness incurred by those subsidiaries, or might not be enforceable, if a court or a creditors representative, such as a bankruptcy trustee, concluded that those subsidiaries:

•	Received less than fair consideration for the guarantees;

•	Were rendered insolvent as a result of issuing the guarantees;

•	Were engaged in a business or transaction for which our or our subsidiaries’ remaining assets constituted unreasonably small capital;

•	Intended to incur, or believed that we or they would incur, debts beyond our or their ability to pay as those debts matured; or

•	Intended to hinder, delay or defraud our or their creditors.

     The measure of insolvency varies depending upon the law of the relevant jurisdiction. Generally, however, a company is considered insolvent if its debts are greater than the fair value of its property, or if the fair saleable value of its assets is less than the amount that would be needed to pay its probable liabilities as its existing debts matured and became absolute.

Unless holders of a majority in principal amount of the outstanding Initial Notes tender their Initial Notes, we may be in default under the Seventh Supplemental Indenture.

     Unless holders of a majority in principal amount of the outstanding Initial Notes tender their Initial Notes and therefore consent to the amendment to the Seventh Supplemental Indenture, we will continue to be in default under the Seventh Supplemental Indenture unless (i) we file a registration statement for the additional guarantors or (ii) it is determined that the registration statement of which this prospectus is a part satisfies the requirements of Section 4.03 of the Seventh Supplemental Indenture. If we are in default, the holders of not less than 25% in principal amount of the Initial Notes then outstanding will be able to declare the principal amount of the Initial Notes then outstanding and any accrued interest to be due and payable immediately.

The sale of the Initial Notes may have violated the Securities Act of 1933.

     The provision of the Seventh Supplemental Indenture regarding guarantees by subsidiaries formed or acquired after October 9, 2001, may have constituted a contract to sell those guarantees which had to be registered under the Securities Act of 1933. Also, the financial information about guarantor subsidiaries incorporated into the prospectus supplements relating to the sale of the Initial Notes may not have included everything required by Securities and Exchange Commission rules, and, because it related to substantially all our wholly owned subsidiaries other than our finance company subsidiaries and foreign subsidiaries, it may have misled purchasers about the financial condition of the subsidiaries that guaranteed the Initial Notes. If the offering of the Initial Notes violated the registration requirements of the Securities Act of 1933, people who purchased Initial Notes from us may have a right to rescind their purchases or, if they no longer own the Initial Notes, to recover their damages, if any.

USE OF PROCEEDS

     We will not receive any proceeds from the issuance of New Notes in exchange for Initial Notes pursuant to the exchange offer. We used the net proceeds from the sale of the Initial Notes to reduce the balance on our Term Loan B due 2008 under our senior credit facility and for general corporate purposes.

ABSENCE OF PUBLIC MARKET

     The New Notes will be new securities for which there is no established trading market. We currently do not intend to list the New Notes on any securities exchange or to arrange for the New Notes to be quoted on any quotation system. Accordingly, it is not likely that an active trading market for the New Notes will develop or, if such a market develops, that it will provide significant liquidity to holders of Notes.

SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three months ended				At or for the Years Ended November 30,
	February 29,		February 28,
	2004		2003		2003		2002		2001		2000		1999
Results of Operations:
Revenues:
Homebuilding	$1,757,382		1,472,335		8,348,645		6,751,301		5,554,747		4,362,034		2,822,060
Financial services	$105,525		128,135		558,974		484,219		425,354		316,934		269,307
Total revenues	$1,862,907		1,600,470		8,907,619		7,235,520		5,980,101		4,678,968		3,091,367
Operating earnings:
Homebuilding	$229,381		158,111		1,164,089		834,056		666,123		382,195		291,944
Financial services	$22,995		34,345		154,453		127,611		89,131		43,595		31,096
Corporate general and administrative expenses	$28,678		21,664		111,488		85,958		75,831		50,155		37,563
Earnings before provision for income taxes	$223,698		170,792		1,207,054		875,709		679,423		375,635		285,477
Net earnings	$139,252		106,318		751,391		545,129		417,845		229,137		172,714
Net earnings per share (diluted)	$0.84		0.68		4.65		3.51		2.73		1.65		1.24
Financial Position:
Inventories	$4,066,136		3,662,319		3,656,101		3,237,577		2,416,541		2,301,584		1,274,551
Cash	$545,522		500,227		1,201,276		731,163		824,013		287,627		83,256
Total assets	$6,521,374		5,591,826		6,775,432		5,755,633		4,714,426		3,777,914		2,057,647
Debt:
Homebuilding	$1,531,846		1,826,790		1,552,217		1,585,309		1,505,255		1,254,650		523,661
Financial services	$473,859		447,547		740,469		862,618		707,077		448,860		278,634
Total debt	$2,005,705		2,274,337		2,292,686		2,447,927		2,212,332		1,703,510		802,295
Stockholders’ equity	$3,278,490		2,333,789		3,263,774		2,229,157		1,659,262		1,228,580		881,499
Other Data:
Ratio of earnings to fixed charges	6.8	x	5.2	x	8.6	x	6.7	x	5.3	x	3.5	x	4.7	x
Homebuilding debt as a percentage of total capitalization	31.8%		43.9%		32.2%		41.6%		47.6%		50.5%		37.3%
Homebuilding net debt as a percentage of total capitalization	23.1%		36.2%		9.7%		27.7%		29.1%		44.0%		33.3%
Delivery and Backlog Information
(including unconsolidated partnerships):
Number of homes delivered	6,654		5,830		32,180		27,393		23,899		18,578		12,606
Backlog of home sales contracts	15,798		13,038		13,905		12,108		8,339		8,363		2,903
Dollar value of backlog	$4,517,000		3,468,000		3,887,000		3,200,000		1,982,000		2,072,000		662,000

CAPITALIZATION

(In thousands, except per share amounts)

     The table below shows our capitalization as of February 29, 2004. The exchange of New Notes for Initial Notes will not affect this capitalization, except that at least some of the Senior Floating-Rate Notes due 2009 will be exchanged for Senior Floating-Rate Notes due 2009, Series B.

As of February 29, 2004
In thousands, except per share amounts

		As
	Actual	Adjusted
Cash:	$545,522	$548,872

Debt:
Revolving credit facilities	$—	$—
Term Loan B due 2008	295,000	—
Zero Coupon Convertible Senior Subordinated Notes due 2021 (1)	260,987	260,987
5.95% Senior Notes due 2013	344,260	344,260
7 5/8% Senior Notes due 2009	273,907	273,907
9.95% Senior Notes due 2010	302,975	302,975
Senior Floating-Rate Notes due 2009	—	300,000
Other public debt	980	980
Other debt	53,737	53,737

Total homebuilding debt	1,531,846	1,536,846
Financial services debt	469,606	469,606
Limited-purpose finance subsidiaries debt	4,253	4,253

Total debt	2,005,705	2,010,705

Stockholders’ equity:
Class A Common Stock of $0.10 par value per share, 125,504 shares issued (2)	12,550	12,550
Class B Common Stock of $0.10 par value per share, 32,536 shares issued (3)	3,254	3,254
Additional paid-in capital	1,363,647	1,363,647
Retained earnings	2,034,623	2,034,623
Unearned restricted stock	(3,988)	(3,988)
Deferred compensation plan - 534 Class A common shares and 53 Class B common shares	(4,919)	(4,919)
Deferred compensation liability	4,919	4,919
Treasury stock, at cost, 2,401 Class A common shares	(109,562)	(109,562)
Accumulated other comprehensive loss	(22,034)	(22,034)

Total stockholders’ equity	3,278,490	3,278,490

Total capitalization	$5,284,195	$5,289,195

(1)	At February 29, 2004, the Zero Coupon Convertible Senior Subordinated Notes due 2021 were convertible into 8,969 shares of Class A Common Stock because the average closing price of the Company’s Class A Common Stock over the last twenty trading days of the first quarter of 2004 exceeded 110% ($32.69) of the accreted conversion price.

(2)	Does not include 8,969 shares of Common Stock issuable upon conversion of Zero Coupon Senior Subordinated Convertible Debentures due 2021, or 8,185 shares of Common Stock issuable upon exercise of stock options which were outstanding at February 29, 2004.

(3)	Does not include 615 shares of Common Stock issuable upon exercise of stock options which were outstanding at February 29, 2004.

The “As Adjusted” balances include issuance of $300 million of Senior Floating-Rate Notes (the “New Notes”) due 2009 and payment of the outstanding balance of the Term Loan B of $295 million. Cash was adjusted for the net proceeds after extinguishment of the Term Loan B for $5 million offset by expenses of $1.65 million.

RATIO OF EARNINGS TO FIXED CHARGES

Three Months
	Ended		Years Ended
	February 29,	February 28,	November 30,
	2004	2003	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges (1)	6.8x	5.2x	8.6x	6.7x	5.3x	3.5x	4.7x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations.

     There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges.

THE EXCHANGE OFFER

Purpose of the Exchange Offer and the Consent Solicitation

     The prospectus supplements by which the Initial Notes were offered stated that substantially all of our subsidiaries, other than finance company subsidiaries and foreign subsidiaries, will guarantee the Initial Notes. But it went on to state “However, our current subsidiaries formed or acquired after October 9, 2001 will not become guarantors unless and until their guarantees are registered under the Securities Act of 1933, as amended.” In addition, Section 4.03 of the Seventh Supplemental Indenture required that by March 31, 2004, we file a registration statement in order to register guarantees of Initial Notes by our subsidiaries that were formed or acquired after October 9, 2001 who were not guarantors, other than our finance company subsidiaries and any foreign subsidiaries, and that we use our best efforts to (i) cause that registration statement to become effective as promptly as practicable but in any event by June 2, 2004, and (ii) take any other necessary actions in order to deliver the guarantees registered under that registration statement by June 2, 2004.

     As is discussed below, concerns have arisen that Section 4.03 of the Seventh Supplemental Indenture may have required separate registration under the Securities Act of 1933 (the “Securities Act”) and that the financial information about the guarantor subsidiaries incorporated by reference from our reports under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), may not have fulfilled the Securities and Exchange Commission’s (“SEC”) financial statement requirements with regard to the Initial Notes and incorporation of that financial information might have implied, incorrectly, that the financial information related only to the subsidiaries that were guaranteeing the Initial Notes. Therefore, instead of attempting to register the guarantees of the additional subsidiaries, we are offering to exchange New Notes that on issuance will be guaranteed by all our wholly owned subsidiaries (other than our finance company subsidiaries or our foreign subsidiaries), including the subsidiaries that were formed or acquired after October 9, 2001, in exchange for the Initial Notes that were issued without the guarantees of those additional subsidiaries. The New Notes will have the same guarantees as the Initial Notes would have had if we had filed the registration statement contemplated by Section 4.03 of the Seventh Supplemental Indenture and it had become effective, and they will be identical in all other ways with what the Initial Notes would have been.

     Because we are offering to exchange New Notes for Initial Notes, instead of using the procedure contemplated by Section 4.03 of the Seventh Supplemental Indenture, we believe it is appropriate, and it may be necessary, to amend Section 4.03. Therefore, we are soliciting consents from registered holders of the Initial Notes to effectuate an amendment. A copy of the proposed amendment is set forth in Exhibit 4.2 hereto. Also, because we did not file the registration statement when contemplated by the original Section 4.03. we are soliciting waivers of the default resulting from our failure to do that.

Possible Concerns under the Securities Act

     The possibility has been raised that Section 4.03 of the Seventh Supplemental Indenture may have constituted a contract of sale of the guarantees by the additional subsidiaries. If it did, sale of the Initial Notes without an effective registration statement relating to Section 4.03 may have violated Section 5(a) of the Securities Act, which makes it unlawful to sell a security (defined to include a contract of sale of a security) unless a registration statement is in effect as to the security. If the sale of the Initial Notes violated Section 5(a) of the Securities Act, any person who purchased Initial Notes from us may tender the Initial Notes back to us and sue within one year after the person purchased the Initial Notes to recover the consideration paid for the Initial Notes with interest, less the amount of any interest the person received with regard to the Initial Notes, or, if the person who purchased the Initial Notes from us no longer owns them, that person can sue for damages.

     In addition, an SEC rule requires that under most circumstances, a prospectus relating to guaranteed securities must include financial statements of the guarantors. However, guarantors’ financial statements are not required if the guarantors are all 100% owned by the issuer and, among other things, the issuer’s financial statements include, in a footnote, condensed consolidating financial information with a separate column for (i) the parent company, (ii) the subsidiary guarantors on a combined basis and (iii) any other subsidiaries of the parent company on a combined basis. The prospectus supplements related to the issuance of the Initial Notes incorporated the financial statements included in our filings under the Securities Exchange Act. Those financial statements included in a footnote condensed consolidating financial information with separate columns for us, as the parent company, our wholly owned subsidiaries other than our finance company subsidiaries and foreign subsidiaries (because they were guarantors of previously issued debt securities), and the remainder of our subsidiaries. They did not, however, contain a separate column that excluded the subsidiaries formed or acquired after October 9, 2001. Therefore, the incorporated financial statements probably did not contain all the financial information necessary to exempt us from the requirement that the prospectus supplements include or incorporate financial statements of the guarantors.

     Also, it is possible that the fact that we incorporated into the prospectus supplements the financial information about guarantor subsidiaries contained in our filings under the Securities Exchange Act implied incorrectly that that financial information related only to the subsidiaries that guaranteed the Initial Notes (and therefore implied that the November 30, 2003 net worth of the guarantor subsidiaries was $3.54 billion, when in fact it was $3.46 billion). If failure to include in the prospectus supplements separate financial statements of the subsidiaries that guaranteed the Initial Notes was an omission to state a material fact necessary to make the statements incorporated into the prospectus supplements, in light of the circumstances under which they were made, not misleading (the purchaser not knowing of the omission), the sale of the Initial Notes could have violated Section 12(a)(2) of the Securities Act. If the sale of the Initial Notes violated Section 12(a)(2) of the Securities Act, any person who purchased Initial Notes from us would have the right to tender the Initial Notes back to us and sue within one year after the person purchased the Initial Notes to recover the consideration paid for the Initial Notes with interest, less the amount of any interest the person received with regard to the Initial Notes, or, if the person who purchased the Initial Notes from us no longer owns them, that person would have the right to sue for damages. However, to the extent we could demonstrate that any portion or all of the amount recoverable under Section 12(a)(2) of the Securities Act represents anything other than depreciation in the value of the Initial Notes resulting from the fact that not all the guarantor subsidiaries whose financial information was included in the notes to our financial statements were guarantors of the Initial Notes, that portion or amount, as the case may be, would not be recoverable.

     We do not believe Section 4.03 of the Seventh Supplemental Indenture constituted a contract of sale of the additional guarantees. In addition, we believe that the fact that the financial information about guarantor subsidiaries included in our filings under the Securities Exchange Act included some subsidiaries that are not guarantors of the Initial Notes was not a material fact, and that any purchaser of the Initial Notes who reviewed the financial information in our filings under the Securities Exchange Act must have known it did not relate only to the subsidiaries that were guaranteeing the Initial Notes, because our filings said the information was about substantially all our subsidiaries, other than subsidiaries engaged in mortgage and title insurance activities, and because the financial information was as of a date more than three months before the Initial Notes were first offered. Therefore, we do not believe we violated Section 5(a) or Section 12(a)(2) of the Securities Act. Further, we believe that if a person who purchased Initial Notes from us exchanges them for fully guaranteed New Notes, any right that person might have had to tender the Initial Notes and seek to recover the consideration paid for them will terminate (although that person might be able to seek damages, if there were any).

Consents to the Proposed Amendment

     In conjunction with the exchange offer, we are soliciting consents from registered holders of Initial Notes to a proposed amendment of the Seventh Supplemental Indenture. A tender of Initial Notes will automatically include a consent to the proposed amendment, and withdrawal of tendered Initial Notes will automatically revoke the consent to the proposed amendment.

     The proposed amendment will:

•	eliminate the current Section 4.03, which requires us to register guarantees of the Initial Notes by each of our existing subsidiaries formed or acquired after October 9, 2001 which was not a guarantor of the Initial Notes, other than our finance company subsidiaries and any foreign subsidiaries, and to use our best efforts to (1) cause that registration statement to become effective not later than June 2, 2004, and (2) take any other actions that are necessary in order to deliver the guarantees registered under that registration statement by June 2, 2004, and

•	replace the current Section 4.03 with a new Section 4.03 that:

1.	requires us to continue the exchange offer (including during a subsequent offering period) until at least September 22, 2004;

2.	entitles holders of Initial Notes to exchange them for New Notes during any period when all the guarantees of the New Notes are registered under the Securities Exchange Act of 1933, and

3.	requires that, while any Initial Notes continue to be outstanding, not later than 10 days after we file a Report on Form 10-Q or on Form 10-K relating to a fiscal quarter or a fiscal year, we must file a registration statement relating to the issuance of New Notes guaranteed by all our wholly owned subsidiaries, other than our finance company subsidiaries or foreign subsidiaries, and other than subsidiaries that are not guarantors of at least $75 million of Lennar debt (or of other subsidiaries’ guarantees of Lennar Debt), and we must use our best efforts to cause that registration statement to become effective as promptly as practicable; and

•	waive any default because the registration statement required by the current Section 4.03 was not filed by March 31, 2004.

     If consents are received from holders of a majority in principal amount of the Initial Notes and the proposed amendment to the Seventh Supplemental Indenture becomes effective, the proposed amendment will apply to all the Notes, including the Initial Notes that are not tendered in response to the exchange offer or subsequently exchanged for New Notes.

     Holders who tender Initial Notes in response to the exchange offer will automatically consent to the proposed amendment. The completion, execution and delivery of the consent and letter of transmittal by a holder in connection with the tender of Initial Notes will be deemed to constitute the consent of the tendering holder to the proposed amendment.

     Holders may not deliver consents without tendering Initial Notes in response to the exchange offer and may not revoke consents without withdrawing the Initial Notes to which the consents relate. As is described under the caption “-Withdrawal of Tenders and Consents,” holders will have the right to withdraw previously tendered Initial Notes, and by doing so, to revoke their consents, until 5:00 p.m. New York City time on             , 2004. They will not have the right to withdraw tendered Initial Notes, or to revoke consents, after that time regardless of whether the Notes are tendered before or after that time.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying consent and letter of transmittal, we will issue New Notes in exchange for all Initial Notes which are validly tendered prior to 5:00 p.m., New York City time, on the expiration date (as defined below) and not withdrawn. The principal amount of the New Notes issued in the exchange will be the same as the principal amount of the Initial Notes for which they are exchanged. Holders may tender some or all of their Initial Notes in response to the exchange offer. However, Initial Notes may be tendered only in multiples of $1,000. In connection with the exchange offer, we are also soliciting consents from registered holders of Initial Notes to the proposed amendment to the Seventh Supplemental Indenture. Holders who tender Initial Notes in response to the exchange offer will automatically consent to the proposed amendment.

     If the required consents are received from a majority in principal amount of the Initial Notes and the proposed amendment to the Seventh Supplemental Indenture becomes effective, then the proposed amendment will be binding on all non-tendering holders of Initial Notes.

     The form and terms of the New Notes will be the same in all material respects as the form and terms of the Initial Notes, except that all of our wholly owned subsidiaries, other than our finance company subsidiaries and foreign subsidiaries), including the subsidiaries that were formed or acquired after October 9, 2001 will guarantee the New Notes.

     We will be deemed to accept all the Initial Notes which are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving New Notes from us. If any tendered Initial Notes are not accepted for exchange because of an invalid tender or otherwise, certificates for those Initial Notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

     Holders who tender Initial Notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the consent and letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

     A holder who validly withdraws previously tendered Initial Notes will not receive any payment unless the Initial Notes are re-tendered at or prior to 5:00 p.m., New York City time, on the expiration date. Holders will have the right to withdraw previously tendered Initial Notes, and by doing so, to revoke their Consents, until 5:00 p.m. New York City time on the expiration date, unless the Initial Notes have already been accepted for exchange, except that Initial Notes tendered during the subsequent exchange offering period, if there is one, may not be withdrawn.

     Holders who tender Initial Notes in response to the exchange offer will automatically consent to the proposed amendment. The completion, execution and delivery of the consent and letter of transmittal by a holder in connection with a tender of Initial Notes will constitute the consent of the tendering holder to the proposed amendment. Holders may not deliver consents without tendering Initial Notes in the exchange offer and may not revoke Consents without withdrawing the previously tendered Initial Notes to which the consents relate.

     If the proposed amendment to the Seventh Supplemental Indenture is consented to by the holders of a majority in principal amount of the outstanding Notes, it will be set forth in an amended Seventh Supplemental Indenture (the “Amended Seventh Supplemental Indenture”). The Exchange Agent will send any holder of Initial Notes the form of the Amended Seventh Supplemental Indenture upon the holder’s request. If a majority in principal amount of the Initial Notes consent to the amendment by the expiration date of the exchange offer (without taking account of any subsequent offering period), the Trustee and we will execute the Amended Seventh Supplemental Indenture promptly following the expiration date or, if less than a majority in principal amount of the Initial Notes are tendered for exchange by that time, promptly after a majority in principal amount of the Initial Notes have been tendered for exchange and accepted.

Expiration Date; Extension; Termination

     The exchange offer will expire at 5:00 p.m., New York City time, on             ,2004, unless we extend it by notice to the exchange agent. We reserve the right to extend the exchange offer at our discretion. If we extend the exchange offer, the term “expiration date” will mean the time and date on which the exchange offer as extended will expire (without taking account of any subsequent offering period). We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Immediately after the expiration date, we will accept all Initial Notes that have been properly tendered and not withdrawn.

     The amended Section 4.03 of the Seventh Supplemental Indenture will require us to continue the exchange offer at least until September 22, 2004 (that being the day when subsidiaries formed or acquired during our fiscal quarter ending August 31, 2004 will become guarantors of the New Notes). We will comply with that by having a subsequent offering period that begins on the first business day after the expiration date and continues until September 22, 2004. During the subsequent offering period, we will issue New Notes in exchange for Initial Notes as the Initial Notes are tendered, and there will be no right to withdraw Initial Notes after they are tendered.

Procedures for Tendering Notes and Delivering Consents

     Only a holder of Initial Notes may tender Initial Notes in response to the exchange offer. Holders may not deliver consents without tendering Initial Notes in response to the exchange offer. To tender Initial Notes, the holder must complete, sign and date the consent and letter of transmittal, or a facsimile of one, have the signatures guaranteed if required by the consent and letter of transmittal, and mail or otherwise deliver the consent and consent and letter of transmittal or facsimile of one, together with the Initial Notes (delivered using the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

     Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility System may make book-entry delivery of Initial Notes by causing DTC to transfer the Initial Notes into the exchange agent’s account at DTC in accordance with DTC’s transfer procedure. Because the only outstanding Notes are Global Notes held by DTC, all tenders of Initial Notes must be made in that manner. Even though delivery of Initial Notes is effected through book-entry transfer into the exchange agent’s account at DTC, the consent and letter of transmittal (or a facsimile of one), with any required signature guarantees and any other required documents, must be transmitted to and received or confirmed by the exchange agent at its addresses as set forth under the caption “— Exchange Agent” below prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     A tender of Initial Notes by a holder will constitute an agreement by the holder to transfer the Initial Notes to us in exchange for New Notes on the terms and subject to the conditions set forth in this prospectus and in the consent and letter of transmittal. Holders who tender Initial Notes in response to the exchange offer will automatically consent to the proposed amendment to the Seventh Supplemental Indenture. The completion, execution and delivery of the consent and letter of transmittal by a holder in connection with the tender of Initial Notes will constitute the consent of the tendering holder to the proposed amendment to the Seventh Supplemental Indenture.

     The method of delivering the consent and letter of transmittal and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration time. No consent and letter of transmittal or Initial Notes should be sent to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.

     Signatures on a consent and letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Initial Notes are being tendered for the account of an eligible institution. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

     If the consent and letter of transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the consent and letter of transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Initial Notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any Initial Notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Initial Notes, without being required to waive the same defects, irregularities or conditions as to other Initial Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the consent and letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to request the exchange agent to notify holders of defects or irregularities with respect to tenders of Initial Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any Initial Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the consent and letter of transmittal, as soon as practicable following the expiration date.

     We have the right (subject to limitations contained in the indenture) (1) to purchase or make offers for any Initial Notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase Initial Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Initial Notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will deliver a prospectus in connection with any resale of those New Notes.

Guaranteed Delivery Procedures

     Holders who wish to tender their Initial Notes and (1) whose Initial Notes are not immediately available, or (2) who cannot deliver their Initial Notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

(a)	The tender is made through an eligible institution;

(b)	Prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, and the principal amount of Initial Notes tendered, together with a duly executed consent and letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within three business days after the expiration date, confirmation of a book-entry transfer into the exchange agent’s account at DTC and any other documents required by the consent and letter of transmittal will be delivered to the exchange agent; and

(c)	Confirmation of a book-entry transfer into the exchange agent’s account at DTC and all other documents required by the consent and letter of transmittal are received by the exchange agent within three business days after the expiration date.

     Upon request to the exchange agent, a form of notice of guaranteed delivery will be sent to holders who wish to use the guaranteed delivery procedures described above.

Withdrawal of Tenders and Consents

     Except as otherwise described below, holders will have the right to withdraw previously tendered Initial Notes, and by doing so, to revoke their consents, until 5:00 p.m. New York City time on the expiration date, unless the Initial Notes have already been accepted for exchange. Holders may not revoke consents without withdrawing the Initial Notes to which the consents relate. If, as is expected (unless all the Initial Notes are tendered for exchange before the expiration date), there is a subsequent offering period, holders will not have the right to withdraw Initial Notes that are tendered during the subsequent offering period.

     To withdraw a tender of Initial Notes, and by doing so, revoke a consent, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and before the Initial Notes we have accepted for exchange. Any notice of withdrawal must (i) specify the name of the person who deposited the Initial Notes to be withdrawn, (ii) identify the Initial Notes to be withdrawn (including the principal amounts of the Initial Notes), (iii) be signed by the depositor in the same manner as the signature on the consent and letter of transmittal by which the Initial Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Initial Notes into the name of the person who withdraws the tender, and (iv) specify the name in which the withdrawn Initial Notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties. Any Initial Notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued with respect to those Initial Notes unless they are validly re-tendered. Any Initial Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Initial Notes may be re-tendered at any time prior to the expiration date.

Fees and Expenses

     We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by telecopy, telephone or in person by officers and regular employees of ours and our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Initial Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, Including fees and expenses of the trustee, accounting and legal fees and printing costs.

     We will pay all transfer taxes, if any, applicable to the exchange of Initial Notes for New Notes pursuant to the exchange offer. If, however, New Notes or Initial Notes for principal amounts which are not tendered or accepted for exchange are to be issued in the name of a person other than the registered holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of a person other than the person who signs the consent and letter of transmittal, or if a transfer tax is imposed for any other reason, other than the exchange of Initial Notes for New Notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the consent and letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue New Notes in exchange for Initial Notes, or to return Initial Notes which are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

Material Federal Income Tax Considerations

     The exchange of the Initial Notes for the New Notes in the exchange offer should not constitute an exchange for federal income tax purposes. Consequently, (1) no gain or loss should be realized by a U.S. Holder upon receipt of a New Note; (2) the holding period of the New Note should include the holding period of the Initial Note for which it is exchanged; and (3) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Initial Note for which it is exchanged, immediately before the exchange. Even if the exchange of an Initial Note for a New Note were treated as an exchange, the exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, a New Note should have the same issue price as a Initial Note and a U.S. Holder should have the same adjusted basis and holding period in the New Note as it had in the Initial Note immediately before the exchange. A “U.S. Holder” means a person who is, for United States federal income tax purposes, (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States; or (3) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Accounting Treatment

     The New Notes will be recorded in our accounting records at the same carrying value as the Initial Notes. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will expense the costs of the exchange offer to operations as incurred.

Exchange Agent

     J.P. Morgan Trust Company, N.A. has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the consent and letter of transmittal should be addressed to the exchange agent, as follows:

BY FACSIMILE:	BY OVERNIGHT COURIER:	BY REGISTERED OR CERTIFIED MAIL:

     Requests for additional copies of this prospectus or the consent and letter of transmittal should be directed to the exchange agent.

DESCRIPTION OF THE NEW NOTES

     We will issue the New Notes under an indenture dated as of December 31, 1997 between us and J.P. Morgan Trust Company, N.A. (as successor to Bank One Trust Company, N.A.), as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture. We have summarized in this section the principal terms of the New Notes and the indenture under which they were issued. This summary is not complete. You should read the indenture and the New Notes for additional information before you decide to invest in the New Notes because they, and not this description, define your rights as holders of the New Notes. You may request copies of these documents at our address shown under the caption “Incorporation by Reference” on page    of this prospectus. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the “TIA”). Capitalized terms used but not defined in this section have the meanings specified in the indenture. For purposes of this “Description of Notes,” “we,” “our” or “us” refers to Lennar Corporation and does not include our subsidiaries except in references to financial data determined on a consolidated basis.

General

     The Notes will be our direct, unsecured obligations and will rank equal in right of payment by us with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be issued in denominations of $1,000 principal amount and integral multiples of that amount and will be payable, and may be presented for registration of transfer and exchange, without service charge, at the Trustee’s office in New York, New York.

     The Notes are limited in aggregate principal amount to $300,000,000, but we may, without consent of the Holders, “reopen” the Notes and issue additional notes at any time on the same terms and conditions and with the same CUSIP number as the Notes we offer by this prospectus. The Notes will mature on March 19, 2009 and will bear interest at the 3 Month LIBOR Rate (as defined below) plus 0.75% per year. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Interest on the Notes will be payable quarterly on March 19, June 19, September 19 and December 19 of each year, commencing September 19, 2004; provided that if any interest payment date (other than an interest payment date that falls on the maturity date or on a redemption date) is not a business day, then the interest payment date will be postponed until the first following business day. If the interest payment date falling on the maturity date or on a redemption date is not a business day, then the interest payment due on that date will be paid on the next business day and no additional interest will accrue.

     “3 Month LIBOR Rate” means the rate for deposits in U.S. dollars for the 3-month period commencing on the applicable interest reset date which appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable interest reset date. If this rate does not appear on Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that interest reset date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that interest reset date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the second London banking day prior to the applicable interest reset date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. A London banking day is any business day in which dealings in U.S. dollars are transacted in the London interbank market.

     The 3 Month LIBOR Rate will be reset quarterly on each interest payment date (each of these dates is called an “interest reset date”), beginning on September 19, 2004. Interest will accrue on the Notes that we issue in exchange for Initial Notes from the most recent date to which interest on the Initial Notes has been paid or duly provided for, until the principal amount of each Note is paid or duly made available for payment. We will pay interest to the persons in whose names the Notes are registered at the close of business 15 calendar days before the interest payment date; provided that the interest payable at the maturity date or on a redemption date will be paid to the person to whom principal is payable.

     Interest will be calculated on the basis of a 360-day year and the actual number of days in each quarterly interest payment period. The calculation agent will, upon the request of the holder of any Note, provide the interest rate then in effect. The calculation agent is J.P. Morgan Trust Company, N.A. until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of manifest error shall be conclusive for all purposes and binding on us and the holders of the Notes. We may appoint a successor calculation agent with the written consent of the trustee.

     All percentages resulting from any calculation of the interest rate with respect to the Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .09878654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

     There is no sinking fund applicable to the Notes.

     In connection with the Notes, we have not agreed to any financial covenants or any restrictions on the payment of dividends or the issuance or repurchase of our securities. We have agreed to no covenants or other provisions to protect Holders (as defined below) of the Notes in the event of a highly leveraged transaction or a change in control transaction.

Redemption at Our Option

     We may, at our option, redeem the Notes in whole at any time or in part from time to time, on or after March 19, 2006 on at least 30 but not more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to the date of redemption.

     In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and such Notes will cease to be outstanding.

The Guarantees

     Each of the guarantors will unconditionally guarantee on a joint and several basis all of our obligations under the Notes, including our obligations to pay principal, premium, if any, and interest with respect to the Notes. The guarantees will be general unsecured obligations of the guarantors and will rank pari passu with all existing and future unsecured indebtedness of the guarantors that is not, by its terms, expressly subordinated in right of payment to the guarantees or other senior Indebtedness of the guarantors. The obligations of each guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other guarantor in an amount pro rata, based on the net assets of each guarantor, determined in accordance with Unites States generally accepted accounting principles, or GAAP.

     The indenture will require that each of our existing and future subsidiaries (other than any foreign subsidiary and any finance company subsidiary) that guarantees any of our Indebtedness, or guarantees obligations of any other subsidiary as a guarantor of our Indebtedness, (other than guarantees by subsidiaries of U.S. Home Corporation (one of our subsidiaries) solely of U.S. Home’s obligations under its Senior Secured Credit Facilities) be a guarantor. The guarantee of the Notes by a subsidiary will be suspended, and that subsidiary will not be a guarantor and will not have any obligations with regard to the Notes, during any period when the principal amount of our (i.e. Lennar Corporation’s) obligations or any Restricted Subsidiary’s obligations with regard to our (i.e. Lennar Corporation’s) obligations, in each case other than the Notes and any other debt obligations containing provisions similar to this, that the subsidiary is guaranteeing totals less than $75 million.

     The indenture will provide that if all or substantially all of the assets of any guarantor or all of the capital stock of any guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by us or any of our Subsidiaries, then such guarantor or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the indenture without any further action on the part of the Trustee or any Holder of the Notes.

Certain Covenants

     Limitation on Liens. We will not, nor will we permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any of our or its properties, whether owned on the date of original issuance of the Notes (“Issue Date”) or thereafter acquired, unless:

•	if such Lien secures indebtedness ranking equal in right of payment with the Notes, then the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien;

•	if such Lien secures Indebtedness which is subordinated to the Notes, then the Notes are secured and the Lien securing such Indebtedness is subordinated to the Lien granted to the Holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes; or

•	such Lien is a Permitted Lien (as defined below).

     The following Liens are “Permitted Liens”:

•	Liens on property of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by us or any Restricted Subsidiary, provided that such Liens were in existence prior to, and were not created in contemplation of, such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with us or any Restricted Subsidiary;

•	Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary; provided that such Liens were in existence prior to, and were not created in contemplation of, such acquisition and do not extend to any assets other than the property acquired;

•	Liens imposed by law such as carriers’, warehouseman’s or mechanics’ Liens, and other Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

•	Liens incurred in connection with pollution control, industrial revenue, water, sewage or any similar bonds;

•	Liens securing Indebtedness representing, or incurred to finance, the cost of acquiring, constructing or improving any assets, provided that the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges;

•	Liens securing Indebtedness (A) between a Restricted Subsidiary and us, or (B) between Restricted Subsidiaries;

•	Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of our business taken as a whole;

•	pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which Lennar or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of us or of any Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

•	Liens granted to any bank or other institution on the payments to be made to such institution by us or any Subsidiary pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

•	Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies;

•	Liens arising from the Uniform Commercial Code financing statements regarding leases;

•	Liens securing indebtedness incurred to finance the acquisition, construction, improvement, development or expansion of a property which is given within 180 days of the acquisition, construction, improvement, development or expansion of such property and which is limited to such property;

•	Liens incurred in connection with Non-Recourse Indebtedness;

•	Liens existing on the Issue Date;

•	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

•	Liens securing refinancing Indebtedness; provided that any such Lien does not extend to or cover any property or assets other than the property or assets securing Indebtedness so refunded, refinanced or extended;

•	easements, rights-of-way and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from our properties subject thereto; and

•	any extensions, substitutions, modifications, replacements or renewals of the Permitted Liens described above.

     Notwithstanding the foregoing, we may, and any Restricted Subsidiary may, create, assume, incur or suffer to exist any Lien upon any of our properties or assets without equally and ratably securing the Notes if the aggregate amount of all Indebtedness then outstanding secured by such Lien and all other Liens which are not Permitted Liens, together with the aggregate net sales proceeds from all Sale-Leaseback Transaction which are not Permitted Sale Leaseback Transactions (as defined below), does not exceed 20% of Total Consolidated Stockholders’ Equity.

     Sale and Leaseback Transactions. We will not, nor will we permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction, except for any of the following “Permitted Sale-Leaseback Transactions”:

•	a Sale-Leaseback Transaction involving the leasing by us or any Restricted Subsidiary of model homes in our communities;

•	a Sale-Leaseback Transaction relating to a property which occurs within 180 days from the date of acquisition of such property by us or a Restricted Subsidiary or the date of the completion of construction or commencement of full operations on such property, whichever is later;

•	a Sale-Leaseback Transaction where we, within 365 days after such Sale-Leaseback Transaction, apply or cause to be applied to the retirement of our or any Restricted Subsidiary’s Funded Debt (other than our Funded Debt which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Notes) proceeds of the sale of such property, but only to the extent of the amount of proceeds so applied;

•	a Sale-Leaseback Transaction where we or our Restricted Subsidiaries would, on the effective date of the relevant sale or transfer, be entitled, pursuant to the indenture, to issue, assume or guarantee Indebtedness secured by a Lien upon the relevant property at least equal in amount to the then present value (discounted at the actual rate of interest of the Sale-Leaseback Transaction) of the obligation for the net rental payments in respect of such Sale-Leaseback Transaction without equally and ratably securing the Notes;

•	a Sale-Leaseback Transaction between (A) Lennar and a Restricted Subsidiary or (B) between Restricted Subsidiaries, so long as the lessor is Lennar or a wholly-owned Restricted Subsidiary; or

•	a Sale-Leaseback Transaction which has a lease of no more than three years in length.

     Notwithstanding the foregoing provisions, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction involving any real or tangible personal property which is not a Permitted Sale-Leaseback Transaction, provided that the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale-Leaseback Transactions, together with all Indebtedness secured by Liens other than Permitted Liens, does not exceed 20% of Total Consolidated Stockholders’ Equity.

Compliance Certificate

     We must deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate as to the signer’s knowledge of our compliance with all conditions and our covenants in the indenture. The Officers’ Certificate also must state whether or not the signer knows of any Default or Event of Default. If the signer knows of such a Default or Event of Default, the Officers’ Certificate must describe the Default or Event of Default and the efforts to remedy it. For the purposes of this provision of the indenture, compliance is determined without regard to any grace period or requirement of notice under the indenture.

Events of Default and Remedies

     The following are Events of Default under the indenture:

•	if we fail to pay any interest on the Notes continuing for 30 days after it was due;

•	if we fail to pay any principal or redemption price due with respect to the Notes;

•	our or any Restricted Subsidiary’s failure to fulfill an obligation to pay Indebtedness for borrowed money (other than Indebtedness which is non-recourse to us or any Restricted Subsidiary), which such failure shall have resulted in the acceleration of, or be a failure to pay at final maturity, Indebtedness aggregating more than $50 million;

•	our failure to perform any other covenant or warranty in the indenture, continued for 30 days after written notice as provided in the indenture;

•	final judgments or orders are rendered against us or any Restricted Subsidiary which require the payment by us or any Restricted Subsidiary of an amount (to the extent not covered by insurance) in excess of $50 million and such judgments or orders remain unstayed or unsatisfied for more than 60 days and are not being contested in good faith by appropriate proceedings; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any Restricted Subsidiary.

     If an Event of Default has occurred and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal amount of the Notes then outstanding and interest, if any, accrued thereon to be due and payable immediately. However, if we cure all defaults (except the nonpayment of the principal and interest due on any of the Notes that have become due by acceleration) and certain other conditions in the indenture are met, with certain exceptions, such declaration may be annulled and past defaults may be waived by the Holders of a majority of the principal amount of the Notes then outstanding. In the case of certain events of bankruptcy or insolvency, the principal amount of the Notes will automatically become and be immediately due and payable.

     Within 90 days after a Trust Officer (as defined in the indenture) has knowledge of the occurrence of a Default or any Event of Default, the Trustee must mail to all Holders notice of all Defaults or Events of Default known to a Trust Officer, unless such Default or Event of Default is cured or waived before the giving of such notice. However, except in the case of a payment default on any of the Notes, the Trustee will be protected in withholding such notice if and so long as a trust committee of directors and/or officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

     The Holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee with regard to the Notes, subject to certain limitations specified in the indenture.

Modifications of the Indenture

     With the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, we and the Trustee may modify the indenture or any supplemental indenture or the rights of the Holders of the Notes. However, without the consent of each Holder of Notes which is affected, we cannot:

•	extend the fixed maturity of any Note;

•	reduce the rate or extend the time for the payment of interest;

•	reduce the principal amount of any Note or the redemption price;

•	impair the right of a Holder to institute suit for the payment thereof; or

•	change the currency in which the Notes are payable.

     In addition, without the consent of the Holders of all of the Notes then outstanding, we cannot reduce the percentage of Notes the Holders of which are required to consent to any such supplemental indenture.

Global Securities

     The Notes will be issued in the form of one or more global securities (“Global Securities”) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”). Interests in the Global Securities will be issued only in denominations of $1,000 principal amount or integral multiples of that amount. Unless and until it is exchanged in whole or in part for securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

Book-Entry System

     Initially, the Notes will be registered in the name of Cede & Co., the nominee of the Depositary. Accordingly, beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

     The Depositary has advised us and the underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants’ accounts, eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

     Payments on the Notes registered in the name of the Depositary’s nominee will be made in immediately available funds to the Depositary’s nominee as the registered owner of the Global Securities. We and the Trustee will treat the Depositary’s nominee as the owner of such Notes for all other purposes as well. Therefore, neither we, the Trustee nor any paying agent has any direct responsibility or liability for the payment of any amount due on the Notes to owners of beneficial interests in the Global Securities. It is the Depositary’s current practice, upon receipt of any payment, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the Global Securities as shown on the Depositary’s records unless the Depositary has reason to believe that it will not receive payment. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with Securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee or us.

     Notes represented by a Global Security will be exchangeable for Notes in definitive form of like tenor in authorized denominations only if:

•	the Depositary notifies us that it is unwilling or unable to continue as Depositary;

•	the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we, in our discretion, determine not to require all of the Notes to be represented by a Global Security and notify the Trustee of our decision.

Same-Day Settlement and Payment

     So long as the Depositary continues to make its Same-Day Funds Settlement System available to us, all payments on the Notes will be made by us in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary’s Same-Day Funds Settlement System until maturity, and secondary market trading in the Notes; therefore, the Depositary will require that trades be settled in immediately available funds.

Concerning the Trustee

     J.P. Morgan Trust Company, N.A., as successor to Bank One Trust Company, N.A., is the Trustee under the indenture and will be appointed by us as the initial paying agent, registrar and custodian with regard to the Notes. We may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. The Trustee serves as the trustee for our other outstanding public debt securities. The Trustee and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Discharge of the Indenture

     We may satisfy and discharge our obligations under the indenture with respect to the Notes by:

•	delivering to the Trustee for cancellation all outstanding Notes; or

•	depositing with the Trustee, after all outstanding Notes have become due and payable (or are by their terms to become due and payable within one year), whether at stated maturity, or otherwise, cash sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us with respect to the Notes.

     Upon the deposit of such funds with the Trustee, the indenture will, with certain limited exceptions, cease to be of further effect with respect to the Notes. The rights that would continue following the deposit of those funds with the Trustee are:

•	the remaining rights of registration of transfer, substitution and exchange of the Notes;

•	the rights of Holders under the indenture to receive payments due with respect to the Notes and the other rights, duties and obligations of Holders, as beneficiaries with respect to the amounts, if any, so deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under the indenture.

Certain Definitions

     The following are definitions of certain of the terms used in the indenture.

     “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a legal holiday in New York, New York.

     “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a consolidated balance sheet of Lennar and the Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

     (A) all short-term liabilities, i.e., liabilities payable by their terms less than one year from the date of determination and not renewable or extendable at the option of the obligor for a period ending more than one year after such date, and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

     (B) investments in subsidiaries that are not Restricted Subsidiaries; and

     (C) all assets reflected on our balance sheet as the carrying value of goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

     “Default” means any event which upon the giving of notice or the passage of time, or both, would be an Event of Default.

     “Funded Debt” of any Person means all Indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by such person, and all Indebtedness, contingent or otherwise, incurred or assumed by such person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar Indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such person for a period ending more than one year after the date as of which Funded Debt is being determined. However, Funded Debt shall not include:

•	any Indebtedness for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating or evidencing such indebtedness) in the necessary amount shall have been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof;

•	any Indebtedness of such person to any of its subsidiaries or of any subsidiary to such person or any other subsidiary; or

•	any Indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for such indebtedness is limited to the assets of such projects.

     “Holder” means a Person in whose name a Note is registered on the Registrar’s books.

     “Indebtedness” means, with respect to us or any Subsidiary, and without duplication:

     (a) the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect to all our or any Subsidiary’s indebtedness or obligations to any Person, including but not limited to banks and other lending institutions, for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement (including purchase money obligations with original maturities in excess of one year and noncontingent reimbursement obligations in respect of amounts paid under letters of credit);

     (b) all our or any Subsidiary’s reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;

     (c) all obligations and liabilities (contingent or otherwise) in respect of our or any Subsidiary’s leases required, in conformity with generally accepted accounting principles, to be accounted for as capital lease obligations on our balance sheet;

     (d) all our or any Subsidiary’s obligations (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

     (e) all direct or indirect guaranties or similar agreements by us or any Subsidiary in respect of, and our or such Subsidiary’s obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d);

     (f) any indebtedness or other obligations, excluding any operating leases we or any Subsidiary is currently (or may become) a party to described in clauses (a) through (d) secured by any Lien existing on property which is owned or held by us or such Subsidiary, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us or such Subsidiary; and

     (g) any and all deferrals, renewals, extensions and refinancing of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

     “Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

     “Non-Recourse Indebtedness” means any of our or any Restricted Subsidiary’s Indebtedness for which the holder of such Indebtedness has no recourse, directly or indirectly, to us or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which we are not or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other security interests or other recourse, obligations or liabilities, in respect of specific land or other real property interests of us or such Restricted Subsidiary securing such indebtedness; provided, however, that recourse, obligations or liabilities solely for indemnities, covenants or breach of warranty representations or covenants in respect of Indebtedness will not prevent that Indebtedness from being classified as Non-Recourse Indebtedness.

     “Officers’ Certificate” when used with respect to us means a certificate signed by two of our officers (as specified in the indenture), each such certificate will comply with Section 314 of the TIA and include the statements required under the indenture.

     “Paying Agent” means the office or agency designated by us where the Notes may be presented for payment.

     “Person” means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any government agency or political subdivision.

     “Restricted Subsidiary” means any guarantor.

     “Sale-Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary of any property which is either (A) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination, or (B) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to Lennar or a Restricted Subsidiary.

     “Senior Secured Credit Facilities” means the senior secured credit facilities dated as of May 3, 2000, as amended and restated through May 30, 2003 between Lennar and Bank One NA as administrative agent and the other lenders party thereto.

     “Subsidiary,” means (1) a corporation or other entity of which a majority in voting power of the stock or other interests is owned by us, by a Subsidiary or by us and one or more Subsidiaries or (2) a partnership, of which we or any Subsidiary is the sole general partner.

     “Telerate Page 3750” means the display page with that designation on the Moneyline Telerate, Inc. (or such other page as may replace that page on that service or any successor service as the place where the London interbank offered rates of major banks are displayed).

     “Total Consolidated Stockholders’ Equity” means, with respect to any date of determination, our total consolidated stockholders’ equity as shown on the most recent consolidated balance sheet that is contained or incorporated in the latest annual report on Form 10-K (or equivalent report) or quarterly report on Form 10-Q (or equivalent report) filed with the SEC, and is as of a date not more than 181 days prior to the date of determination, in the case of the consolidated balance sheet contained or incorporated in an annual report on Form 10-K, or 135 days prior to the date of determination, in the case of the consolidated condensed balance sheet contained in a quarterly report on Form 10-Q.

BOOK ENTRY, DELIVERY AND FORM

     The certificates representing the New Notes will be issued in fully registered form. The New Notes initially will be represented by a single, permanent global note, in definitive, fully registered form without interest coupons (the “Global Note”) and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee.

     Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the New Notes represented by such Global Note that are received by such persons in the exchange offer. Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Any person acquiring an interest in a Global Note through an offshore transaction in reliance on Regulation S under the Securities Act may hold such interest through Clearstream (formerly known as Cedel) or Euroclear. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     Payment of principal of and interest on New Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the New Notes represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

     A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated New Notes only if (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) we in our discretion at any time determine not to have all the New Notes represented by such Global Note, or (c) there shall have occurred and be continuing a default or an event of default with respect to the New Notes represented by such Global Note. Any Global Note that is exchangeable for certificated New Notes pursuant to the preceding sentence will be exchanged for certificated New Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated New Notes, (a) certificated New Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated New Notes will be payable, and the transfer of the certificated New Notes will be registerable, at our office or agency maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated New Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Note for all purposes under the indenture and the New Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under such Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee nor the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

SALES OF NEW NOTES RECEIVED BY BROKER-DEALERS

     Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of New Notes received in exchange for Initial Notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until           , 2004, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the New Notes. Any broker-dealer that sells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from sale of the New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The consent and letter of transmittal states that a broker-dealer will not, by delivering a prospectus, be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the consent and letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Initial Notes, other than commissions or concessions of any brokers or dealers, and we will indemnify the holders of the Initial Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

     Clifford Chance US LLP, New York, New York, is passing on the validity of the New Notes for us.

EXPERTS

     The consolidated financial statements and the related financial statement schedule of Lennar Corporation incorporated in this prospectus by reference from Lennar Corporation’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits and schedules to it. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with it we file periodic reports and other information with the SEC relating to our business, financial statements and other matters. The registration statement, its schedules and exhibits and the periodic reports and other information filed by us with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.

Our SEC filings are also available at the SEC’s Internet website at http://www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Our obligations under the Exchange Act to file periodic reports and other information with the SEC may be suspended, under certain circumstances, if our Common Stock is held of record by fewer than 300 holders at the beginning of any fiscal year and is not listed on a national securities exchange. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the New Notes remain outstanding we will furnish to the holders of the New Notes upon request, and if required by the Exchange Act, file with the SEC, all annual, quarterly and current reports that we are or would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, we have agreed that, as long as any of the Initial Notes remain outstanding, we will make the information required by Rule 144A(d)(4) under the Securities Act available to any prospective purchaser of Initial Notes or beneficial owner of Initial Notes in connection with a sale of them.

INCORPORATION BY REFERENCE

     We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we close this exchange offering.

     We incorporate by reference:

1.	our Annual Report on Form 10-K for the fiscal year ended November 30, 2003,

2.	our Quarterly Report on Form 10-Q for the quarter ended February 29, 2004,

3.	our Current Reports on Form 8-K dated March 16, 2004, April 22, 2004 and May 26, 2004 and June 15, 2004, and

4.	our Definitive Proxy Statement filed March 8, 2004.

     You may request copies of these filings, at no cost, by writing us at the following address:

Lennar Corporation
700 Northwest 107th Avenue
Miami, Florida 33172
Attn: Director of Investor Relations

     No dealer, salesperson, or other person has been authorized to give any information or to make any representations in connection with the offer made by this prospectus other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by Lennar. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than those to which it relates, nor does it constitute an offer to sell, or the solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

Page
FORWARD LOOKING INFORMATION	i
PROSPECTUS SUMMARY	1
RISK FACTORS	8
BECAUSE THE NOTES ARE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT	12
THERE IS NO PUBLIC MARKET FOR THE NOTES, SO YOU MAY BE UNABLE TO SELL THE NOTES	12
OUR SENIOR SECURED CREDIT FACILITIES MAY PROHIBIT US FROM REDEEMING THE NOTES	12
FRAUDULENT CONVEYANCE CONSIDERATIONS	12
UNLESS HOLDERS OF A MAJORITY IN PRINCIPAL AMOUNT OF THE OUTSTANDING INITIAL NOTES TENDER THEIR INITIAL NOTES, WE MAY BE IN DEFAULT UNDER THE SEVENTH SUPPLEMENTAL INDENTURE	13
THE SALE OF THE INITIAL NOTES MAY HAVE VIOLATED THE SECURITIES ACT OF 1933	13
USE OF PROCEEDS	10
ABSENCE OF PUBLIC MARKET	10
SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA	11
CAPITALIZATION	14
RATIO OF EARNINGS TO FIXED CHARGES	15
THE EXCHANGE OFFER	16
DESCRIPTION OF THE NEW NOTES	22
BOOK ENTRY, DELIVERY AND FORM	47
SALES OF NEW NOTES RECEIVED BY BROKER-DEALERS	49
LEGAL MATTERS	50
EXPERTS	50
WHERE YOU CAN FIND MORE INFORMATION	50
INCORPORATION BY REFERENCE	51

$300,000,000
Lennar Corporation

Offer to exchange fully guaranteed Senior Floating-Rate Notes due 2009, Series B for any and all outstanding partially guaranteed Senior Floating-Rate Notes due 2009 and Solicitation of Consents to Amendment of the Related Indenture

PROSPECTUS

Dated      , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”) empowers us to indemnify, subject to certain limitations, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of ours, or is or was serving as such with respect to another entity at our request. The DGCL also permits us to purchase insurance covering our directors, officers, employees and agents, even if its coverage includes matters for which we could not indemnify our directors or officers.

     Our bylaws provide for the indemnification by us of each of our directors and officers to the fullest extent permitted by applicable law.

Item 21. Exhibits And Financial Statement Schedules.

4.1	Indenture, dated as of December 31, 1997 between the Company and J.P. Morgan Trust Company, N.A. (as successor to First National Bank of Chicago, N.A.), as trustee, as supplemented by the Seventh Supplemental Indenture dated March 19, 2004, including Form of Senior Floating-Rate Note due 2009.

4.2	Form of Amendment No. 1 to the Seventh Supplemental Indenture dated , 2004 between the Company and J.P. Morgan Trust Company, N.A.

4.3	Form of Eighth Supplemental Indenture dated , 2004 between the Company and J.P. Morgan Trust Company, N.A.

5.1	Opinion of Clifford Chance US LLP

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1	List of subsidiaries (Incorporated by reference to the Annual Report on Form 10-K for the year ended November 30, 2003)

23.1	Consent of Clifford Chance US LLP (Contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

25.1	Statement of eligibility of Trustee (incorporated herein by reference to Exhibit 25.1 to Form S-4 dated July 17, 2001).

99.5	Form of Consent and Letter of Transmittal

99.6	Form of Notice of Guaranteed Delivery

99.7	Form of Exchange Agent Agreement

Item 22. Undertaking.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrants hereby undertake:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(ii)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(iii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iv)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida, on June 29, 2004.

LENNAR CORPORATION
By:	/s/ Stuart A. Miller

	Name:	Stuart A. Miller
	Title:	President and Chief Executive Officer

     The following direct and indirect subsidiaries of registrant may guarantee the debt securities and co-registrants under this registration statement:

Name of Co-Registrant

Acme Water Supply & Management Company
Aquaterra Utilities, Inc.
Asbury Woods L.L.C.
Avalon-Sienna III, L.L.C.
B. Andrews & Co., Inc.
Barnsboro Associates, LLC
Bayhome USH, Inc.
Bella Oaks L.L.C.
Bennetts Village LLC
Bickford Holdings, LLC
Boca Greens, Inc.
Boca Isles South Club, Inc.
Boggy Creek USH, Inc.
Bramalea California, Inc.
Bramalea California Properties, Inc.
Bramalea California Realty, Inc.
Brazoria County LP, Inc.
Brewer Baseline Investors, LLC
Builders Acquisition Corp.
Builders LP, Inc.
Cambria L.L.C.
Cantera Village L.L.C.
Cary Woods L.L.C.
Claremont Ridge L.L.C.
Claridge Estates L.L.C.
Clodine-Bellaire LP, Inc.
Club Pembroke Isles, Inc.
Club Tampa Palms, Inc.
Colonial Heritage LLC
Concord at Meadowbrook L.L.C.
Concord at Pheasant Run Trails L.L.C.
Concord at Ravenna L.L.C.
Concord at Zurich Village L.L.C.
Concord City Centre L.L.C.
Concord Hills, Inc.

Concord Hills Limited Partnership
Concord Homes, Inc.
Concord Lake, Inc.
Concord Lake Limited Partnership
Concord Mills Estates L.L.C.
Concord Mills Limited Partnership
Concord Oaks, Inc.
Concord Oaks Limited Partnership
Concord Park, Inc.
Concord Park Limited Partnership
Concord Pointe, Inc.
Concord Pointe Limited Partnership
Coto de Caza, Ltd.
Country Club Development at the Fort, LLC
Coventry L.L.C.
DCA Homes NJ Realty, Inc.
DCA of Lake Worth, Inc.
DCA of New Jersey, Inc.
E.M.J.V. Corp.
Enclave Land, L.L.C.
ERMLOE, LLC
F.P. Construction Corp.
Fidelity Guaranty and Acceptance Corporation
Fortress Holding – Virginia, LLC
Fortress Illinois, LLC
Fortress Management, Inc.
Fortress Missouri, LLC
Fortress Mortgage, Inc.
Fortress Pennsylvania, LLC
Fortress Pennsylvania Realty, Inc.
Fortress-Florida, Inc.
Fox-Maple Associates, LLC
Foxwood L.L.C.
Gateway Commons, L.L.C.
Genesee Communities I, Inc.
Genesee Communities II, LLC
Genesee Communities III, Inc.
Genesee Communities IV, LLC
Genesee Communities V, LLC
Genesee Communities VI, LLC
Genesee Communities VII, LLC
Genesee Communities VIII, LLC
Genesee Communities IX, LLC
Genesee Venture, LLC
Glenview Reserve, LLC
Grand Isle Club, Inc.
Greenfield/Waterbury L.L.C.
Greystone Construction, Inc.
Greystone Homes, Inc.
Greystone Homes of Nevada, Inc.
Greystone Nevada, LLC
Hallston Burbank LLC
Harris County LP, Inc.

Haverton L.L.C.
Heathcote Commons LLC
Heritage Harbour Realty, Inc.
Heritage Housing Group, Inc.
Heritage USH, Inc.
Home Buyer’s Advantage Realty, Inc.
Homecraft Corporation
Imperial Homes Corporation
Impressions L.L.C.
Inactive Corporations, Inc.
Kings Lake TH, LLC
Kings Ridge Golf Corporation
Kings Ridge Recreation Corporation
Kings Wood Development Corporation
Landmark Homes, Inc.
Laureate Homes of Arizona, Inc.
Legacy Homes, Inc.
Legends Club, Inc.
Legends Golf Club, Inc.
LENH I, LLC
Lennar Acquisition Corp. II
Lennar Americanos Douglas, LLC
Lennar Associates Management, LLC
Lennar Associates Management Holding Company
Lennar Aviation, Inc.
Lennar Carolina, Inc.
Lennar Central Park, LLC
Lennar Central Region Sweep, Inc.
Lennar Chicago, Inc.
Lennar Communities, Inc.
Lennar Communities Development, Inc.
Lennar Communities of Florida, Inc.
Lennar Communities of South Florida, Inc.
Lennar Construction, Inc.
Lennar Coto Holdings, L.L.C.
Lennar Developers, Inc.
Lennar Developers, Inc. II
Lennar Developers, Inc. III
Lennar Family of Builders GP, Inc.
Lennar Family of Builders Limited Partnership
Lennar Financial Services, LLC
Lennar Fresno, Inc.
Lennar Homes, Inc.
Lennar Homes Holding Corp.
Lennar Homes of Arizona, Inc.
Lennar Homes of California, Inc.
Lennar Homes of Texas Land and Construction, Ltd.
Lennar Homes of Texas Sales and Marketing, Ltd.
Lennar Houston Land, LLC
Lennar La Paz, Inc.
Lennar La Paz Limited, Inc.
Lennar Land Partners Sub, Inc.

Lennar Land Partners Sub II, Inc.
Lennar Military Housing, Inc.
Lennar Nevada, Inc.
Lennar Northland I, Inc.
Lennar Northland II, Inc.
Lennar Northland III, Inc.
Lennar Northland IV, Inc.
Lennar Northland V, Inc.
Lennar Northland VI, Inc.
Lennar Northpointe North, LLC
Lennar Pacific, Inc.
Lennar Pacific, L.P.
Lennar Pacific Properties, Inc.
Lennar Pacific Properties Management, Inc.
Lennar Realty, Inc.
Lennar Renaissance, Inc.
Lennar Reno, LLC
Lennar Sacramento, Inc.
Lennar Sales Corp.
Lennar San Jose Holdings, Inc.
Lennar Southland I, Inc.
Lennar Southland II, Inc.
Lennar Southland III, Inc.
Lennar Southwest Holding Corp.
Lennar Sun Ridge, LLC
Lennar Texas Holding Company
Lennar Trading Company, LP
Lennar.Com, Inc.
Lennar-Kings Lake, Inc.
Lennar-Lantana Boatyard, Inc.
Lennarstone Marketing Group, LLC
LFS Holding Company, LLC
LH Eastwind, LLC
LHI Renaissance, LLC
LN, L.L.C.
Long Point Development Corporation
Lorton Station, LLC
Lucerne Merged Condominiums, Inc.
Lundgren Bros. Construction, Inc.
M.A.P. Builders, Inc.
Madrona Village L.L.C.
Marble Mountain Partners, LLC
Marlborough Development Corporation
Mid-County Utilities, Inc.
Midland Housing Industries Corp.
Midland Investment Corporation
Mission Viejo 12S Venture, LP
Mission Viejo Holdings, Inc.
Moffett Meadows Partners, LLC
New Home Brokerage, Inc.
North County Land Company, LLC
Northbridge L.L.C.
Northern Land Company, LLC

Northgate Highlands Development II, LLC
NuHome Designs, L.L.C.
Oceanpointe Development Corporation
Orrin Thompson Construction Company
Orrin Thompson Homes Corp.
Paparone Construction Co.
Parc Chestnut L.L.C.
Parkside Estates L.L.C.
Patriot Homes, Inc.
Patriot Homes of Virginia, Inc.
Placer Vineyards, LLC
Polygon La Paz Associates
Providence Glen L.L.C.
Rancho Summit, LLC
Rivenhome Corporation
Riviera Land Corp.
RRKTG Lumber, LLC
Rutenberg Homes, Inc. (FL)
Rutenberg Homes of Texas, Inc.
S. Florida Construction, LLC
S. Florida Construction II, LLC
S. Florida Construction III, LLC
Savell Gulley Development Corporation
SEA Joint Venture, LLC
SFHR Management, L.L.C.
Silver Lakes-Gateway Clubhouse, Inc.
Sonoma L.L.C.
South Park Development, LLC
Spanish Springs Development, LLC
Stoney Corporation
Stoneybrook Golf Club, Inc.
Strategic Cable Technologies, L.P.
Strategic Holdings, Inc.
Strategic Technologies, Inc.
Strategic Technologies Communications of California, Inc.
Summerway Investment Corp.
Summerwood, L.L.C.
Summit Acquisition Corp.
Summit Enclave, L.L.C.
Summit Glen, L.L.C.
Summit Land, L.L.C.
Summit Ridge 23, L.L.C.
Summit Townes, L.L.C.
Summit-Meadowbrook, L.L.C.
Summit-Reserve, L.L.C.
Sunstar Enterprises, LLC
The Club at Stoneybrook, Inc.
The Courts of Indian Creek L.L.C.
The Fortress Group, Inc.
The Grande By Lennar Builders, Inc.
The Sexton L.L.C.
Tustin Villas Partners, LLC
Tustin Vistas Partners, LLC

U.S. Home Associates Management, Inc.
U.S. Home Corporation
U.S. Home of Arizona Construction Co.
U.S. Home of West Virginia, Inc.
U.S. Home Realty, Inc. (TX)
U.S. Home Realty Corporation
U.S. Home Southwest Holding Corp.
U.S.H. Corporation of New York
U.S.H. Los Prados, Inc.
U.S.H. Realty, Inc.
University Community Partners, LLC
USH Acquisition Corp.
USH Bickford, LLC
USH Equity Corporation
USH Heritage Pom, L.L.C.
USH Millennium Ventures Corp.
USH (West Lake), Inc.
USH Woodbridge, Inc.
USHHH, Inc.
Villages of Rio Pinar Club, Inc.
West Adams Street L.L.C.
West Chocolate Bayou Development Corp.
Westbrook Homes, LLC
Westchase, Inc.
Westchase, Ltd.
Weststone Corporation

as Guarantors
By:	/s/ Benjamin P. Butterfield

	Name:	Benjamin P. Butterfield
	Title:	Secretary

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stuart A. Miller, Bruce E. Gross, Benjamin P. Butterfield and Diane J. Bessette his or her true and lawful attorney-in-fact and agent, with full powers of substitution to sign for him or her and in his or her name any or all amendments (including post-effective amendments) to the registration statement to which this power of attorney is attached and to file those amendments and all exhibits to them and other documents to be filed in connection with them with the Securities and Exchange Commission.

     Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

On Behalf of Lennar Corporation:

Signature	Title(s)	DATE
/s/ Stuart A. Miller	Chief Executive Officer,	June 29, 2004
President and Director
Stuart A. Miller	(Principal Executive Officer)

/s/ Bruce E. Gross	Vice President and Chief Financial Officer	June 29, 2004
(Principal Financial Officer)
Bruce E. Gross

/s/ Diane J. Bessette	Vice President and Controller	June 29, 2004
(Principal Accounting Officer)
Diane J. Bessette

/s/ Irving Bolotin	Director	June 29, 2004

Irving Bolotin

/s/ Steven L. Gerard	Director	June 29, 2004

Steven L. Gerard

/s/ Jonathan M. Jaffe	Director	June 29, 2004

Jonathan M. Jaffe

/s/ R. Kirk Landon	Director	June 29, 2004

R. Kirk Landon

/s/ Sidney Lapidus	Director	June 29, 2004

Sidney Lapidus

/s/ Hervé Ripault	Director	June 29, 2004

Hervé Ripault

/s/ Donna Shalala	Director	June 29, 2004

Donna Shalala

/s/ Steven J. Saiontz	Director	June 29, 2004

Steven J. Saiontz

/s/ Robert J. Strudler	Vice-Chairman of the Board of Directors	June 29, 2004

Robert J. Strudler

On Behalf of the Following Co-Registrants:

Acme Water Supply & Management Company (3)(11)(12)(13.1)(6.2)(2.3)
Aquaterra Utilities, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
B. Andrews & Co., Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Bayhome USH, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Boca Greens, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Boca Isles South Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Boggy Creek USH, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Bramalea California, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Bramalea California Properties, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Bramalea California Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Brazoria County LP, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Builders Acquisition Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Builders LP, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Clodine-Bellaire LP, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Club Pembroke Isles, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Club Tampa Palms, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Hills, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Homes, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Lake, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Oaks, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Park, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Pointe, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
DCA Homes NJ Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
DCA of Lake Worth, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
DCA of New Jersey, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
E.M.J.V. Corp. (3)(11)(12)(13.1)(6.2)(2.3)
F.P. Construction Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Fidelity Guaranty and Acceptance Corporation (3)(11)(12)(10.1)(6.2)(2.3)
Fortress Management, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Fortress Mortgage, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Fortress Pennsylvania Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Fortress-Florida, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Genesee Communities I, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Genesee Communities III, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Grand Isle Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Greystone Construction, Inc. (5)(11)(14)(9.1)(17.2)(15.3)
Greystone Homes, Inc. (5)(11)(14)(9.1)(17.2)(15.3)
Greystone Homes of Nevada, Inc. (5)(11)(14)(8.1)(17.2)(15.3)
Harris County LP, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Heritage Harbour Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Heritage Housing Group, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Heritage USH, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Home Buyer’s Advantage Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Homecraft Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Imperial Homes Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Inactive Corporations, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Kings Ridge Golf Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Kings Ridge Recreation Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Kings Wood Development Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Landmark Homes, Inc. (3)(11)(12)(13.1)(6.2)(2.3)

Laureate Homes of Arizona, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Legacy Homes, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Legends Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Legends Golf Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Acquisition Corp. II (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Associates Management Holding Company (7)(4.1)(1.2)(1.3)
Lennar Aviation, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Carolina, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Central Region Sweep, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Chicago, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Communities, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Communities Development, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Communities of Florida, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Communities of South Florida, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Construction, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Developers, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Developers, Inc. II (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Developers, Inc. III (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Family of Builders GP, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Fresno, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Homes, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Homes Holding Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Homes of Arizona, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Homes of California, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar La Paz, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar La Paz Limited, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Land Partners Sub, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Land Partners Sub II, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Military Housing, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Nevada, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland I, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland II, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland III, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland IV, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland V, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland VI, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Pacific, Inc. (5)(11)(14)(8.1)(17.2)(15.3)
Lennar Pacific Properties, Inc. (5)(11)(14)(8.1)(17.2)(15.3)
Lennar Pacific Properties Management, Inc. (5)(11)(14)(8.1)(17.2)(15.3)
Lennar Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Renaissance, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Sacramento, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Sales Corp. (5)(11)(14)(9.1)(17.2)(15.3)
Lennar San Jose Holdings, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Southland I, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Southland II, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Southland III, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Southwest Holding Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Texas Holding Company (3)(11)(12)(13.1)(6.2)(2.3)
Lennar.Com, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar-Kings Lake, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar-Lantana Boatyard, Inc. (3)(11)(12)(13.1)(6.2)(2.3)

Long Point Development Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Lucerne Merged Condominiums, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lundgren Bros. Construction, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
M.A.P. Builders, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Marlborough Development Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Mid-County Utilities, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Midland Housing Industries Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Midland Investment Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Mission Viejo Holdings, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
New Home Brokerage, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Oceanpointe Development Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Orrin Thompson Construction Company (3)(11)(12)(13.1)(6.2)(2.3)
Orrin Thompson Homes Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Paparone Construction Co. (3)(11)(12)(13.1)(6.2)(2.3)
Patriot Homes, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Patriot Homes of Virginia, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Rivenhome Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Riviera Land Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Rutenberg Homes, Inc. (FL) (3)(11)(12)(13.1)(6.2)(2.3)
Rutenberg Homes of Texas, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Savell Gulley Development Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Silver Lakes-Gateway Clubhouse, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Stoney Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Stoneybrook Golf Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Strategic Holdings, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Strategic Technologies, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Strategic Technologies Communications of California,
Inc.(3)(11)(12)(13.1)(6.2)(2.3)
Summerway Investment Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Summit Acquisition Corp. (3)(11)(12)(13.1)(6.2)(2.3)
The Club at Stoneybrook, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
The Fortress Group, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
The Grande By Lennar Builders, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home Associates Management, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home Corporation (3)(11)(12)(16.1)(6.2)(2.3)
U.S. Home of Arizona Construction Co. (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home of West Virginia, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home Realty Corporation (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home Southwest Holding Corp. (3)(11)(12)(13.1)(6.2)(2.3)
U.S.H. Corporation of New York (3)(11)(12)(13.1)(6.2)(2.3)
U.S.H. Los Prados, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
U.S.H. Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
USH Acquisition Corp. (3)(11)(12)(13.1)(6.2)(2.3)
USH Equity Corporation (3)(11)(12)(13.1)(6.2)(2.3)
USH Millennium Ventures Corp. (3)(11)(12)(13.1)(6.2)(2.3)
USH (West Lake), Inc. (3)(11)(12)(13.1)(6.2)(2.3)
USH Woodbridge, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
USHHH, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Villages of Rio Pinar Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
West Chocolate Bayou Development Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Westchase, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Weststone Corporation (3)(11)(12)(13.1)(6.2)(2.3)

Asbury Woods L.L.C.1
Avalon-Sienna III, L.L.C.1
Barnsboro Associates, LLC2
Bella Oaks L.L.C. 1
Bennetts Village LLC1
Bickford Holdings, LLC3
Brewer Baseline Investors, LLC2
Cambria L.L.C. 1
Cantera Village L.L.C. 1
Cary Woods L.L.C. 1
Claremont Ridge L.L.C. 1
Claridge Estates L.L.C. 1
Colonial Heritage LLC2
Concord at Meadowbrook L.L.C. 1
Concord at Pheasant Run Trails L.L.C. 1
Concord at Ravenna L.L.C. 1
Concord at Zurich Village L.L.C. 1
Concord City Centre L.L.C. 1
Concord Hills Limited Partnership4
Concord Lake Limited Partnership5
Concord Mills Estates L.L.C. 1
Concord Mills Limited Partnership6
Concord Oaks Limited Partnership7
Concord Park Limited Partnership8
Concord Pointe Limited Partnership9
Coto de Caza, Ltd.10
Country Club Development at the Fort, LLC11
Coventry L.L.C. 1
Enclave Land, L.L.C.12
ERMLOE, LLC13
Fortress Holding — Virginia, LLC14
Fortress Illinois, LLC15
Fortress Missouri, LLC15
Fortress Pennsylvania, LLC15
Fox-Maple Associates, LLC2
Foxwood L.L.C. 1
Gateway Commons, L.L.C. 2
Genesee Communities II, LLC16
Genesee Communities IV, LLC17
Genesee Communities V, LLC17
Genesee Communities VI, LLC17
Genesee Communities VII, LLC17
Genesee Communities VIII, LLC17
Genesee Communities IX, LLC17
Genesee Venture, LLC17
Glenview Reserve, LLC1
Greenfield/Waterbury L.L.C. 1
Greystone Nevada, LLC18
Hallston Burbank LLC21
Haverton L.L.C. 1
Heathcote Commons LLC2
Impressions L.L.C. 1
Kings Lake TH, LLC19

LENH I, LLC13
Lennar Americanos Douglas, LLC2
Lennar Associates Management, LLC20
Lennar Central Park, LLC21
Lennar Coto Holdings, L.L.C.21
Lennar Family of Builders Limited Partnership22
Lennar Financial Services, LLC23
Lennar Homes of Texas Land and Construction, Ltd.24
Lennar Homes of Texas Sales and Marketing, Ltd.25
Lennar Houston Land, LLC26
Lennar Northpointe North, LLC2
Lennar Pacific, L.P.27
Lennar Reno, LLC28
Lennar Sun Ridge, LLC2
Lennar Trading Company, LP29
Lennarstone Marketing Group, LLC30
LFS Holding Company, LLC2
LH Eastwind, LLC13
LHI Renaissance, LLC13
LN, L.L.C.13
Lorton Station, LLC2
Madrona Village L.L.C.1
Marble Mountain Partners, LLC25
Mission Viejo 12S Venture, LP31
Moffett Meadows Partners, LLC21
North County Land Company, LLC21
Northbridge L.L.C.1
Northern Land Company, LLC15
Northgate Highlands Development II, LLC2
NuHome Designs, L.L.C.14
Parc Chestnut L.L.C.1
Parkside Estates L.L.C.1
Placer Vineyards, LLC32
Polygon La Paz Associates33
Providence Glen L.L.C.1
Rancho Summit, LLC15
RRKTG Lumber, LLC17
S. Florida Construction, LLC13
S. Florida Construction II, LLC13
S. Florida Construction III, LLC13
SEA Joint Venture, LLC2
SFHR Management, L.L.C.12
Sonoma L.L.C.1
South Park Development, LLC21
Spanish Springs Development, LLC2
Strategic Cable Technologies, L.P.34
Summerwood, L.L.C.2
Summit Enclave, L.L.C.12
Summit Glen, L.L.C.12
Summit Land, L.L.C.12
Summit Ridge 23, L.L.C.12
Summit Townes, L.L.C.12
Summit-Meadowbrook, L.L.C.12

Summit-Reserve, L.L.C.12
Sunstar Enterprises, LLC17
The Courts of Indian Creek L.L.C.1
The Sexton L.L.C.1
Tustin Villas Partners, LLC21
Tustin Vistas Partners, LLC35
University Community Partners, LLC21
USH Bickford, LLC2
USH Heritage Pom, L.L.C.2
West Adams Street L.L.C.1
Westbrook Homes, LLC15
Westchase, Ltd.36

1	Executed by Concord Homes, Inc. as Managing Member
2	Executed by U.S. Home Corporation as Managing Member
3	Executed on behalf of U.S.H. Bickford, LLC, as Managing Member, by U.S. Home Corporation, its Member
4	Executed by its General Partner, Concord Hills, Inc.
5	Executed by its General Partner, Concord Lake, Inc.
6	Executed by the Liquidation Agent, Concord Homes, Inc.
7	Executed by its General Partner, Concord Oaks, Inc.
8	Executed by its General Partner, Concord Park, Inc.
9	Executed by its General Partner, Concord Pointe, Inc.
10	Executed by its General Partner, Lennar Land Partners Sub II, Inc.
11	Executed by Lennar Fresno, Inc. as Managing Member
12	Executed by Lennar Chicago, Inc. as Managing Member
13	Executed by Lennar Homes, Inc. as Member
14	Executed by The Fortress Group, Inc. as Managing Member
15	Executed by Lennar San Jose Holdings, Inc. as Member
16	Executed on behalf of Fortress Holding-Virginia, LLC, its Managing Member, by The Fortress Group, Inc., its Managing Member
17	Executed by Lennar Renaissance, Inc. as Managing Member
18	Executed by Greystone Homes of Nevada, Inc. as Managing Member
19	Executed by Lennar-Kings Lake, Inc. as Manager
20	Executed by Lennar Associates Management Holding Company as Member
21	Executed by Lennar Homes of California, Inc. as Managing Member
22	Executed by its General Partner, Lennar Family of Builders GP, Inc.
23	Executed on behalf of LFS Holding Company, LLC by U.S. Home Corporation, its Managing Member
24	Executed by Lennar Texas Holding Company, its General Partner
25	Executed on behalf of Tustin Villas Partners, LLC, its Member, by Lennar Homes of California, Inc., its Member
26	Executed on behalf of Lennar Homes of Texas Land and Construction, Ltd. by Lennar Texas Holding Company, its General Partner
27	Executed by Greystone Homes, Inc., its General Partner
28	Executed by Lennar Pacific Properties Management, Inc. as Managing Member
29	Executed by its General Partner, Lennar Texas Holding Company
30	Executed by Greystone Homes, Inc. as Managing Member
31	Executed by Mission Viejo Holdings, Inc., its General Partner
32	Executed on behalf of Brewer Baseline Investors, LLC, its Member, by Lennar Renaissance, Inc., its Member
33	Executed by its General Partner, Lennar La Paz, Inc.
34	Executed by its General Partner, Strategic Technologies, Inc.
35	Executed on behalf of Marble Mountain Partners, LLC, its Member, by Tustin Villas Partners, LLC, its Member, by Lennar Homes of California, Inc., its Member
36	Executed by its General Partner, Westchase, Inc.

Signature	Title(s)		Date
/s/ Richard Abreu	(1.2)	Chief Financial Officer
	(1.3)	Controller	June 29, 2004
Richard Abreu

/s/ Diane J. Bessette
	(2.3)	Controller	June 29, 2004
Diane J. Bessette

/s/ Benjamin P. Butterfield
	(3)	Director	June 29, 2004
Benjamin P. Butterfield

/s/ Jose Cabaleiro
	(4.1)	Chief Executive Officer	June 29, 2004
Jose Cabaleiro

/s/ Edward C. Giermann
	(5)	Director	June 29, 2004
Edward C. Giermann

/s/ Bruce E. Gross
	(6.2)	Chief Financial Officer	June 29, 2004
Bruce E. Gross

/s/ A. Elizabeth Guerra-Pazos
	(7)	Director	June 29, 2004
A. Elizabeth Guerra-Pazos

/s/ Emile Haddad
	(8.1)	Chief Executive Officer	June 29, 2004
Emile Haddad

/s/ Jonathan M. Jaffe
	(9.1)	Chief Executive Officer	June 29, 2004
Jonathan M. Jaffe

/s/ Craig M. Johnson
	(10.1)	Chief Executive Officer	June 29, 2004
Craig M. Johnson

/s/ Steven Lane
	(11)	Director	June 29, 2004
Steven Lane

/s/ L. Christian Marlin
	(12)	Director	June 29, 2004
L. Christian Marlin

/s/ Stuart A. Miller
	(13.1)	Chief Executive Officer	June 29, 2004
Stuart A. Miller

/s/ Betty Jo Powers
	(14)	Director	June 29, 2004
Betty Jo Powers

/s/ Mark Shea
	(15.3)	Controller	June 29, 2004
Mark Shea

/s/ Robert J. Strudler
	(16.1)	Chief Executive Officer	June 29, 2004
Robert J. Strudler

/s/ Michael White
	(17.2)	Chief Financial Officer	June 29, 2004
Michael White

EXHIBIT INDEX

Exhibit Number	Description
4.1
Indenture, dated as of December 31, 1997 between the Company and J.P. Morgan Trust Company, N.A. (as successor to First National Bank of Chicago, N.A.), as trustee, as supplemented by the Seventh Supplemental Indenture dated March 19, 2004, including Form of Senior Floating-Rate Note due 2009

4.2	Form of Amendment No. 1 to the Seventh Supplemental Indenture dated _______, 2004 between the Company and J.P. Morgan Trust Company, N.A.

4.3	Form of Eighth Supplemental Indenture dated _______, 2004 between the Company and J.P. Morgan Trust Company, N.A.

5.1	Opinion of Clifford Chance US LLP

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

23.2	Consent of Deloitte & Touche LLP

25.1	Statement of eligibility of Trustee (incorporated herein by reference to Exhibit 25.1 to Form S-4 dated July 17, 2001).

99.5	Form of Consent and Letter of Transmittal

99.6	Form of Notice of Guaranteed Delivery

99.7	Form of Exchange Agent Agreement